ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                FEBRUARY 3, 1997

                                  BY AND AMONG

                        HI-RISE RECYCLING SYSTEMS, INC.,

                              WC ACQUISITION CORP.,

                                    AS BUYER,

                                       AND

                            WILKINSON COMPANY, INC.,

                                    AS SELLER

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                                TABLE OF CONTENTS

                                                                       PAGE
1.         Sale and Purchase of Assets..................................  1
           1.1        Sale of Assets to Buyer...........................  1
           1.2        Excluded Assets...................................  4
           1.3        Method of Conveyance..............................  4

2.         Purchase Price...............................................  5
           2.1        Amount and Payment of Consideration...............  5
           2.2        Holdback..........................................  5
           2.3        Purchase Price Adjustments........................  6
           2.4        Assumed Obligations...............................  9
           2.5        Purchase Price Allocation......................... 10

3.         Closing...................................................... 10
           3.1        Date of Closing................................... 10
           3.2        Items to be Delivered at Closing.................. 10

4.         Representations and Warranties of the Seller................. 13
           4.1        Organization and Authority........................ 13
           4.2        Authorization of Agreement........................ 13
           4.3        Capitalization and Share Ownership of Seller...... 14
           4.4        Non-Contravention; Consents and Approvals......... 14
           4.5        Ownership of Assets............................... 15
           4.6        Balance Sheet; Existing Condition; Ordinary
                      Course............................................ 16
           4.7        Litigation........................................ 17
           4.8        Compliance with Laws.............................. 18
           4.9        Permits and Licenses.............................. 18
           4.10       Contracts......................................... 19
           4.11       Condition of Purchased Assets..................... 20
           4.12       Customers......................................... 21
           4.13       Employee Benefit Plans............................ 21
           4.14       Warranties........................................ 25
           4.15       Trademarks, Patents, Etc.......................... 25
           4.16       Insurance......................................... 26
           4.17       Environmental..................................... 26
           4.18       Notes, Accounts or Other Receivables.............. 29
           4.19       Real Estate....................................... 29
           4.20       Guarantees........................................ 30
           4.21       Taxes............................................. 30
           4.22       Labor Matters..................................... 31

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                                                                         PAGE

           4.23       Absence of Undisclosed Liabilities................ 32
           4.24       Liabilities....................................... 32
           4.25       Accuracy of Documents and Information............. 32
           4.26       Brokers and Agents................................ 33
           4.27       Restrictions on Shares; Investor Knowledge........ 33

5.         [Reserved]................................................... 35

6.         Representations and Warranties of the Acquiring Companies.... 35
           6.1        Acquiring Companies' Organization................. 35
           6.2        Authorization of Agreement........................ 35
           6.3        Non-Contravention; Consents....................... 36
           6.4        Litigation........................................ 37
           6.5        Hi-Rise Shares.................................... 37

7.         Further Agreements of the Parties............................ 37
           7.1        Operation of the Business......................... 37
           7.2        Consents; Assignment of Agreements................ 38
           7.3        Change in Name.................................... 39
           7.4        No Discussions.................................... 39
           7.5        Employee Matters.................................. 39
           7.6        Notice Regarding Changes.......................... 39
           7.7        Furnishing of Information......................... 39
           7.8        Notification to Customers......................... 40
           7.9        Collection of Receivables......................... 40
           7.10       Brokers and Agents................................ 40
           7.11       Lease Negotiations................................ 41
           7.12       Grant of Registration Rights...................... 41
           7.13       Seller's Access to Records........................ 43

8.         Conditions Precedent to Closing.............................. 44
           8.1        Conditions Precedent to the Obligations of
                      Seller............................................ 44
           8.2        Conditions Precedent to the Obligations of the
                      Acquiring Companies............................... 45

9.         Termination, Amendment and Waiver............................ 47
           9.1        Termination....................................... 47
           9.2        Effect of Termination............................. 48
           9.3        Amendment, Extension and Waiver................... 49

10.        Survival of Representations and Warranties; Indemnification.. 49
           10.1       Survival.......................................... 49

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                                                                       PAGE

           10.2       Indemnification................................... 50
           10.3       Conditions of Indemnification for Third Party
                      Claims............................................ 52
           10.4       Limitation on Indemnification..................... 54

11.        Post-Closing Matters......................................... 55
           11.1       Transition Services............................... 55
           11.2       Further Assurances................................ 55
           11.3       Payment of Liabilities; Discharge of Liens........ 56
           11.4       Transfer of Permits; Additional Consents.......... 56

12.        Risk of Loss................................................. 56

13.        Miscellaneous................................................ 56
           13.1       Entire Agreement.................................. 56
           13.2       No Third Party Beneficiary........................ 57
           13.3       Amendment......................................... 57
           13.4       Waivers and Remedies.............................. 57
           13.5       Severability...................................... 57
           13.6       Descriptive Headings.............................. 58
           13.7       Counterparts...................................... 58
           13.8       Notices........................................... 58
           13.9       Successors and Assigns............................ 59
           13.10      Applicable Law.................................... 59
           13.11      Expenses.......................................... 59
           13.12      Confidentiality................................... 59
           13.13      Attorneys' Fees................................... 60

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                            ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT ("AGREEMENT") is made and entered into this 3rd day of February, 1997, by and among HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "PARENT"), WC ACQUISITION CORP., an Ohio corporation and a wholly-owned subsidiary of the Parent (the "BUYER" and, together with the Parent, the "ACQUIRING COMPANIES"), and WILKINSON COMPANY, INC., an Ohio corporation (the "SELLER").

                              W I T N E S S E T H :

           WHEREAS, the Seller is engaged in the sale, manufacture, distribution and installation of sheet metal fabrication products, including metal kick plates, corner guards, door edge protectors, lighted hand rails, bumper rail systems, conveyor systems, linen and rubbish chutes, multiple chute systems, recycling systems and accessories associated therewith (the Seller's activities in pursuing such businesses are herein referred to collectively as the "Business"); and

           WHEREAS, Seller desires to sell, convey, transfer, assign and deliver to Buyer the Business and substantially all of the assets, properties and operations used in the Business, and Buyer desires to purchase the Business and such assets, properties and operations, on the terms and subject to conditions contained in this Agreement.

           NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

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           1.         SALE AND PURCHASE OF ASSETS.

                      1.1 SALE OF ASSETS TO BUYER. Upon the terms and subject to the conditions herein set forth, at the Closing referred to in
Section 3, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Parent and Buyer shall purchase and acquire from Seller, all of the properties, assets and goodwill that are used in the Business, of whatever kind and nature, personal, tangible or intangible (including all rights of the Seller arising from its operation of the Business and excluding only those assets referred to in Section 1.2 of this Agreement) (collectively, the "Assets"), as those Assets exist on the Closing Date (as defined in Section 3). The Assets include, but are not limited to, the following:

                                (a)        all of Seller's machinery, equipment,
equipment leases, chemicals, supplies, vehicles, furniture, fixtures, tools, molds, dyes, computers and all other personal property, wherever located, which are used in the Business, including, but not limited to, the items listed on
Schedule 1.1(a);

                                (b)        [Reserved];

                                (c)        all inventory of Seller used in the
Business, wherever located, including, without limitation, the parts, chemicals and materials listed on Schedule 1.1(c);

                                (d)        all of Seller's computer software
used in the Business, and all rights, title and interest of Seller in, to and under all trademarks, trademark rights, trademark applications, patents, patent rights, patent applications, trade secrets, inventions, training and equipment manuals, technology, methods, manufacturing, engineering, technical and any other know-how, processes, projects in development, trade names, service marks,

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other intellectual property rights and other proprietary information of the
Seller used in or relating to the Business, including, but not limited to, the trade name "Wilkinson Company" and any and all variations thereof. All material intellectual property, including all trade names and patents used or held by Seller, are listed on Schedule 1.1(d);

                                (e)        all of Seller's rights under any
written or oral contracts, unfilled service and/or blanket purchase orders, agreements, leases, instruments, registrations, licenses, certificates, distribution agreements or other documents, commitments, arrangements or authorizations relating to the Business, including, but not limited to, the agreements and other instruments identified on Schedule 1.1(e) (the "Contracts"); PROVIDED, that nothing contained in this Agreement shall be construed as an attempt to agree to assign any contract which is by itself non-assignable without the consent of the other party or parties thereto, unless such consent shall be given;

                                (f)        all rights in connection with all
permits, certificates, licenses, approvals, registrations and authorizations of Seller which may be necessary or desirable in order to conduct the Business (the "Permits");

                                (g)        all of Seller's rights under
manufacturers' and vendors' warranties relating to those items included in the Assets and all of Seller's similar rights against third parties relating to items included in the Assets;

                                (h)        all of Seller's accounts receivable,
notes and other receivables, unbilled costs and fees, all prepaid items, amounts on deposit of Seller, employee advances, and other current assets existing on the Closing Date, including, but not

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limited to, the receivables and other assets set forth on Schedule 1.1(h), but excluding cash, cash equivalents and prepaid insurance;

                                (i)        all goodwill, customer and vendor
lists, telephone numbers, and other intangible property, and all of Seller's rights to commence or maintain future and existing actions relating to the operation of the Business or the ownership of the Assets, for events occurring after the Closing Date, and the right to settle those actions and retain the proceeds therefrom;

                                (j)        all shares of stock and partnership
interests owned by Seller, if any;

                                (k)        except for prepaid insurance referred
to in Section 1.1(h), all of Seller's rights under the insurance or similar policies in effect on or prior to the Closing Date set forth on Schedule 1.1(k); and

                                (l)        all financial, operational, and any
other files, logs, books and records and data of the Business of Seller, and all correspondence, advertising and promotional materials and files, and other business records which are owned by Seller relating to the Business.

                      1.2 EXCLUDED ASSETS. The following assets (the "Excluded Assets") shall be retained by the Seller and shall not be sold or assigned to Buyer:

                                (a)        cash, cash equivalents and prepaid
insurance of Seller;

                                (b)        the corporate minute books and stock
books of Seller;

                                (c)        any lease, commitment or other
agreement with respect to which the Buyer shall have given the Seller written notice prior to the Closing stating that

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the Buyer does not desire to acquire such lease, commitment or other agreement pursuant to its purchase of the Assets under this Agreement; and

                                (d)        the assets listed on Schedule 1.2(d).

                      1.3 METHOD OF CONVEYANCE. The sale, transfer, conveyance and assignment by the Seller of the Assets to the Buyer in accordance with Section 1.1 hereof shall be effected on the Closing Date by the Seller's execution and delivery to the Buyer of a bill of sale, in substantially the form attached hereto as Exhibit A (the "Bill of Sale"), and an assignment and assumption agreement, in substantially the form attached hereto as Exhibit B (the "Assignment and Assumption Agreement"). At the Closing, all of the Assets shall be transferred by the Seller to the Buyer free and clear of any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities and other restrictions or charges of any kind or nature whatsoever (collectively, "Liens").

           2.         PURCHASE PRICE.

                      2.1 AMOUNT AND PAYMENT OF CONSIDERATION. The purchase price to be paid by the Buyer for the Assets to be sold, transferred and conveyed by the Seller pursuant to this Agreement shall be, subject to adjustment as provided in Section 2.3 hereof (such purchase price, as adjusted, the "Purchase Price"):

                                (a)        cash in the amount of Two Million
Five Hundred Thousand Dollars ($2,500,000), paid by check or wire transfer, and

                                (b)        an aggregate number of shares (the
"Hi-Rise Shares") of the common stock, par value $0.01 per share (the "Common Stock"), of Parent determined by dividing $300,000 by the average of the last reported sale prices of the Common Stock

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as quoted on the Nasdaq SmallCap Market as reported by the WALL STREET JOURNAL during the thirty (30) trading days ending five (5) trading days immediately preceding the Closing Date (as defined below). On the Closing Date, Parent shall deliver to the Escrow Agent (as defined below) a stock certificate duly registered in the name of the Seller representing the Hi-Rise Shares.

                      2.2 HOLDBACK. The Seller agrees that $50,000 of the cash portion of the Purchase Price and all of the Hi-Rise Shares shall be held in escrow pursuant to the terms of an escrow agreement to be entered into at the Closing by and among the Seller, the Acquiring Companies and Ocean Bank, N.A., as escrow agent (the "Escrow Agent"), in substantially the form attached hereto as Exhibit C (the "Escrow Agreement").

                      2.3       PURCHASE PRICE ADJUSTMENTS.

                                (a)        The cash portion of the Purchase
Price shall be reduced at Closing by the amount, if any, by which the book value (the "Receivables Value") as of the close of business on January 31, 1997 (the "Valuation Date") of the Seller's trade accounts receivable included in the Assets is less than 95% of the book value of the Seller's trade accounts receivable on the 1996 Balance Sheet (as hereinafter defined), or shall be increased at Closing by the amount, if any, by which the Receivables Value is greater than 105% of the book value of the Seller's trade accounts receivable on the 1996 Balance Sheet. The Receivables Value shall be determined as of the Valuation Date in accordance with generally accepted accounting principles consistently applied in accordance with past practice.

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                                (b)        The cash portion of the Purchase
Price shall be reduced at Closing by the amount, if any, by which the book value (the "Inventory Value") as of the Valuation Date of the Seller's inventory included in the Assets is less than 95% of the book value of the Seller's inventory on the 1996 Balance Sheet, or shall be increased at Closing by the amount, if any, by which the Inventory Value is greater than 105% of the book value of the Seller's inventory on the 1996 Balance Sheet. The Inventory Value shall be determined as of the Valuation Date in accordance with generally accepted accounting principles consistently applied in accordance with past practice.

                                (c)        At the Closing, the Seller shall
deliver to the Buyer a certificate (the "Seller's Valuation Certificate") signed by the President of the Seller certifying the Receivables Value and the Inventory Value. All statements contained in such certificate shall be deemed to be representations and warranties of the Seller contained in this Agreement.

                                (d)        During the period ending sixty (60)
days from the Closing Date, the Acquiring Companies may, at their own expense, cause their regularly retained certified independent public accounting firm (the "Acquiring Companies' Accountants") to determine the Receivables Value and the Inventory Value as of the Valuation Date (the "Acquiring Companies' Accountants Determination"). If the Acquiring Companies' Accountants Determination of the Receivables Value and the Inventory Value, on a combined basis, is less than 95% of the Receivables Value and the Inventory Value, on a combined basis, set forth on the Seller's Valuation Certificate and the Acquiring Companies desire to request an adjustment of the Purchase Price as a result thereof, the Acquiring

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Companies shall provide written notice of such request and a copy of the
Acquiring Companies' Accountants documentation and other documentation relating to such determination within sixty (60) days after the Closing Date. The Seller shall have twenty (20) days from the date of receipt of such written notice and accompanying documentation from the Acquiring Companies to object to the Acquiring Companies' Accountants Determination or such determination shall become final and binding upon the Acquiring Companies and the Seller. If the Seller objects to the Acquiring Companies' Accountants Determination within such twenty (20) day period, the Acquiring Companies and the Seller will use reasonable efforts to agree on such determination. If the Acquiring Companies and the Seller are unable to agree on such determination within twenty (20) days, the Seller may, at its own expense, have its regularly retained certified independent public accounting firm (the "Seller's Accountants") determine the Receivables Value and the Inventory Value as of the Valuation Date (the "Seller's Accountants Determination"). If a discrepancy arises between the Acquiring Companies' Accountants Determination and the Seller's Accountants Determination, the Acquiring Companies and the Seller shall cause their respective accountants to cooperate to try to eliminate such discrepancy. If such accountants are unable to eliminate such discrepancy, then, in such event, the two accounting firms shall select a third independent, nationally recognized accounting firm (the "Disinterested Firm") which shall then review the reports and other books and records relative to the issue or issues in dispute and shall make a final determination of the Receivables Value and the Inventory Value on a combined basis (the "Disinterested Accountants Determination"), which determination shall be final and binding upon all parties hereto. If the Receivables

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Value and the Inventory Value on a combined basis as finally determined pursuant to this 2.3(d) is less by 5% or more than such corresponding values used in calculating the cash portion of the Purchase Price at the Closing, the cash portion of the Purchase Price shall be recalculated in accordance with Sections 2.3(a) and 2.3(b) using such values as finally determined. In such event within five (5) days of the agreement of the parties and their respective accountants as to the Receivables Value and the Inventory Value or its receipt of the Disinterested Accountants Determination, as the case may be, the Seller shall pay to the Acquiring Companies the amount by which the cash portion of the Purchase Price paid to the Seller at the Closing exceeds such recalculated cash portion of the Purchase Price as finally determined pursuant to this Section 2.3(d). If the Receivables Value and the Inventory Value on a combined basis as finally determined pursuant to this 2.3(d) is greater, by 5% or more, than such corresponding values used in calculating the cash portion of the Purchase Price at the Closing, the cash portion of the Purchase Price shall be recalculated in accordance with Sections 2.3(a) and 2.3(b) using such values as finally determined by the Disinterested Firm. In such event, within five (5) days of the agreement of the parties and their respective accountants as to the Receivables Value and the Inventory Value or its receipt of the Disinterested Accountants Determination, as the case may be, the Acquiring Companies shall pay to Seller the amount by which the cash portion of the Purchase Price paid to Seller at the Closing is less than such recalculated cash portion of the Purchase Price as finally determined pursuant to this Section 2.3(d). If the Disinterested Accountants Determination of the Receivables Value and the Inventory Value, on a combined basis, is utilized for payment purposes as set forth above, the party making the payment shall pay

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the fees and expenses of the Disinterested Firm. If the Disinterested
Accountants Determination of the Receivable Value and the Inventory Value, on a combined basis, does not result in a payment being made by either the Seller of the Acquiring Companies as set forth above, Seller and the Acquiring Companies shall each pay one-half (1/2) of the fees and expenses of the Disinterested Firm.

           2.4 ASSUMED OBLIGATIONS. At the Closing, Buyer shall assume and agree to discharge as the same become due only those liabilities and obligations ("Assumed Liabilities") of Seller set forth on Schedule 2.4. Each of the obligations under the Assumed Liabilities to be assumed by Buyer hereunder and under the Assignment and Assumption Agreement will be independently assumed subject to the representations, warranties, covenants and conditions made herein as to that obligation. Except as expressly provided in the first sentence of this Section 2.4, neither Parent nor Buyer shall assume or otherwise be responsible at any time for any liability, obligation, debt or commitment of the Seller, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise. The Seller understands and agrees that the Buyer intends to employ the employees of the Seller following the Closing with such benefits (including vacation, pension, insurance and severance benefits) as the Buyer may adopt from time to time in its sole and absolute discretion, no such act of the Buyer shall be construed as an assumption by the Buyer of any of such obligations of the Seller and the Buyer shall have no liability for any of such obligations of the Seller arising prior to the Closing. The Seller expressly agrees to satisfy and discharge as the same shall become due all the liabilities, obligations, debts and commitments of the Seller, including but not limited to all Taxes.

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                      2.5       PURCHASE PRICE ALLOCATION.  The Acquiring
Companies and the Seller agree that the Purchase Price will be allocated to the Assets purchased pursuant to this Agreement for all purposes (including Tax and financial accounting purposes) in accordance with Schedule 2.5 hereto. The Acquiring Companies and the Seller will file all Tax Returns (as defined in Section 4.21(d) hereof) (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

           3.         CLOSING.

                      3.1 DATE OF CLOSING. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. at the offices of the Seller at 1530 Commerce Drive, Stow, Ohio 44224 on or before February 3, 1997, provided that all conditions to the Closing have been satisfied, or at such other time, date and place as shall be fixed by agreement among the parties hereto. The date on which the Closing shall occur is referred to herein as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in
Section 3.2.

                      3.2 ITEMS TO BE DELIVERED AT CLOSING. At the Closing and subject to the terms and conditions herein contained:

                                (a)        Seller shall deliver or cause to be
delivered to Buyer the following:

                                           (i)       the Bill of Sale and such
other good and sufficient instruments and documents of conveyance and transfer executed by Seller, in a form reasonably satisfactory to Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the

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Assets, including without limitation, (A) good and valid title in and to all of the Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Assets leased by Seller as lessee, and (C) all of the Seller's rights under all agreements, contracts, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

                                           (ii)      all third-party consents
which may be necessary or desirable in connection with the transfer of the Assets, including the Contracts and the Permits, except as set forth on Schedules 4.9 and 4.10(c);

                                           (iii)     all of the agreements,
contracts, commitments, leases, plans, computer programs and software, data bases whether in the form of computer tapes or otherwise, manuals and guidebooks, customer lists, supplier lists, and other documents, books, records, papers, files, office supplies and data belonging to the Seller which are part of the Assets;

                                           (iv)      the Assignment and
Assumption Agreement executed by Seller;

                                           (v)       a written opinion of
Wegman, Hessler, Vanderburg & O'Toole, counsel for Seller, dated the Closing Date, in the form of Exhibit D hereto;

                                           (vi)      a certificate, signed by a
duly authorized officer of the Seller and dated the Closing Date, representing that the conditions contained in Sections 8.2(a) and 8.2(b) of this Agreement have been satisfied;

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                                           (vii)     certified copies of
resolutions of the Seller's Board of Directors and the Shareholder with respect to the approval of this Agreement and the transactions contemplated hereby; and

                                           (viii)    any other opinions,
certificates or other documents and instruments required herein to be delivered by the Seller.

                                (b)        Buyer shall deliver to the Seller the
following:

                                           (i)       the Purchase Price pursuant
to Section 2 hereof;

                                           (ii)      a certificate, signed by a
duly authorized officer of each of the Acquiring Companies and dated the Closing Date, representing that the conditions contained in Sections 8.1(a) and 8.1(b) of this Agreement have been satisfied;

                                           (iii)     certified copies of
resolutions of the Board of Directors of each of the Acquiring Companies with respect to the approval of this Agreement and the transactions contemplated hereby;

                                           (iv)      a written opinion of
Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., counsel for the Acquiring Companies, dated the Closing Date, in the form of Exhibit E hereto; and

                                           (v)       any other opinions,
certificates or other documents and instruments required herein to be delivered by Buyer.

           4. REPRESENTATIONS AND WARRANTIES OF THE SELLER. In order to induce the Acquiring Companies to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Acquiring Companies as follows:

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                      4.1       ORGANIZATION AND AUTHORITY.  The Seller is a
corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has the full power and authority to enter into and perform this Agreement, to own, operate and lease its properties and assets, to carry on its business as it is now being conducted, and to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby. The Seller has delivered to the Buyer complete and correct copies of its Articles of Incorporation and Code of Regulations, each as amended to date. Seller is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the property owned or leased by it or the nature of the activities conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the condition (financial or otherwise), results of operations or business of Seller. Set forth on Schedule 4.1 hereto is a list of all jurisdictions where the Seller is qualified to do business.

                      4.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by the Seller of this Agreement and of each and every document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes (and, when executed and delivered, each such other document and instrument will constitute) a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

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                      4.3       CAPITALIZATION AND SHARE OWNERSHIP OF SELLER.
The Seller's authorized capital stock consists of 12,000 shares of preferred stock, no par value, and 18,000 shares of common stock, no par value. There are no shares of the Seller's preferred stock issued or outstanding and 4,825 shares of the Seller's common stock presently outstanding, all of which shares of common stock (the "Seller's Shares") are owned by EFCO, Inc., an Ohio corporation (the "Shareholder"), free and clear of all Liens. All of the Seller's Shares have been duly authorized and validly issued, are fully paid and nonassessable. No equity securities of the Seller, other than the Seller's Shares, are issued and outstanding. There are no existing contracts, subscriptions, options, warrants, calls, commitments or other rights of any character to purchase or otherwise acquire any common stock or other securities of the Seller.

                      4.4       NON-CONTRAVENTION; CONSENTS AND APPROVALS.

                                (a)        Neither the execution and delivery
by the Seller of this Agreement nor the consummation by the Seller of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Code of Regulations of the Seller, (ii) (other than such breaches, conflicts and defaults set forth in Schedule 4.4(a) hereto which shall have been waived at or prior to the Closing) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the lapse of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under any contract, agreement, lease, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Assets may be bound or affected, (iii) result in the creation of any Lien upon any of the Assets, or (iv) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Seller or any of the Assets may be subject.

                                (b)        Except as set forth in Schedule
4.4(b) hereto, no approval, authorization, consent or other order or action of, or filing with or notice to any court, administrative agency or other governmental authority or any other person is required for the execution and delivery by the Seller of this Agreement or the consummation by it of the transactions contemplated hereby.

                                (c)        A description of all Permits which to
the best knowledge of Seller are necessary or desirable for the operation of the Business are set forth in Schedule 4.4(c) hereto. Except as set forth in
Schedule 4.4(c) hereto, no approval by a governmental authority is required for transfer to Buyer of such Permits.

                      4.5       OWNERSHIP OF ASSETS.

                                (a)        The Seller has and will have at the
Closing good, valid and marketable title to each and every one of the tangible and intangible personal property and assets which are included in the Assets, and valid leasehold interests in all leases of tangible personal property included in the Assets, free and clear of any Liens. At the Closing, the Seller will transfer to Buyer good, valid and marketable title to the Assets, free and clear of any and all Liens.

                                (b)        Except as set forth in Schedule
4.5(b), none of Seller's affiliates has, or has indirectly acquired, any right, title or interest in or to any of the Assets.

                                (c)        The Seller has not sold, transferred,
assigned or conveyed any of its right, title and interest, or granted or entered into any option to purchase or acquire any of its right, title or interest, in and to any of the Assets or the Business. No third party has any option or right to acquire the Business or any of the Assets.

                      4.6 BALANCE SHEET; EXISTING CONDITION; ORDINARY COURSE. Attached hereto as Schedule 4.6 are (i) the Seller's audited balance sheet (the "1996 Balance Sheet") as of September 30, 1996 (the "Balance Sheet Date"), together with the related audited statements of income, shareholders equity and cash flows for the year then ended (such audited financial statements being referred to herein collectively as the "Audited Financial Statements"), and (ii) the Seller's management prepared unaudited balance sheets as of September 1995 and 1994, together with the related management prepared unaudited statements of income, shareholders equity and cash flows for the years ended September 30, 1995 and 1994 (such unaudited financial statements being referred to herein collectively as the "Unaudited Financial Statements" and, together with the Audited Financial Statements, the "Financial Statements"). Except as set forth on Schedule 4.6, to the best knowledge of the Seller, the Financial Statements (i) are true, complete and correct, (ii) are in accordance with the books and records of the Seller, (iii) in the case of the Audited Financial Statements fairly, completely and accurately present the financial position of the Seller as of the respective dates thereof and the results of its operations for the periods presented and (iv) in the case of the Audited Financial Statements, were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby. The Audited Financial Statements have been audited by Hausser & Taylor, independent certified public accountants, whose report thereon is included therein. Since the Balance Sheet Date, except as set forth in
Schedule 4.6 hereto, there has not been with respect to the Seller:

                                (a)        any material adverse change in the
Assets or the Business of the Seller from their condition as set forth on the 1996 Balance Sheet;
                                (b)        any damage, destruction or loss,
whether covered by insurance or not, materially and adversely affecting the Business or Assets of the Seller or any sale, transfer or other disposition of the Assets other than in the ordinary course of business;

                                (c)        any declaration, setting aside or
payment of any dividend, or any distribution with respect to the capital stock of the Seller or any direct or indirect redemption, purchase or other acquisition by the Seller of shares of its capital stock, or any payment to any affiliate of any intercompany payable or any transfer of Assets to any affiliate; or

                                (d)        except as set forth on Schedule
4.6(d), any increase in the compensation payable by the Seller to the Shareholder or any of the Seller's officers, employees or agents, or in the payment of any bonus, or in any insurance, payment or arrangement made to, for or with any such officers, employees or agents.

           Since the Balance Sheet Date, Seller has conducted its Business in the ordinary course and has made no material change to its marketing, purchasing, collections or accounting procedures.

                      4.7 LITIGATION. Except as set forth in Schedule 4.7, there is no litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending or, to the best knowledge of the Seller, threatened against, or affecting in any way the Assets, the Seller or the Seller's ability to own or operate the Business, or which questions the validity of this Agreement or challenges any of the transactions contemplated hereby or the use of the Assets after the Closing by the Buyer. Neither the Seller nor any of the Assets is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, municipal or other governmental authority, department, commission, board, bureau, agency or other instrumentality.

                      4.8       COMPLIANCE WITH LAWS.  Except as set forth in
Schedule 4.8, to the best knowledge of the Seller, the Seller's Business has at all times been conducted in substantial compliance with all applicable laws, regulations, ordinances and other requirements of governmental authorities (including applicable federal, state and local laws, rules and regulations respecting occupational safety and health standards). Except as set forth in
Schedule 4.8, the Seller has not received any notice, advice, claim or complaint from any employee or governmental authority that the Seller has not conducted, or is not presently conducting, its business and operations in accordance with all applicable laws and other requirements of governmental authorities.

                      4.9 PERMITS AND LICENSES. To the best knowledge of the Seller, the Seller has all permits, certificates, licenses, approvals, registrations and authorizations required in connection with the conduct of the Business. To the best knowledge of the Seller, the Seller is not in violation of, and has not violated, any applicable provisions of any such permits, certificates, licenses, approvals, registrations or authorizations. Except as set forth on Schedule 4.9, to the best knowledge of the Seller, all permits, certificates, licenses, approvals, registrations and authorizations of the Seller which are necessary for the operation of the Seller's Business are freely transferable.

                      4.10      CONTRACTS.

                                (a)        Schedule 4.10(a) contains a true and
complete list of all material contracts and agreements related to or involving the Business or the Assets or by which any of the Assets is subject or bound in any material respect, including, without limiting the generality of the foregoing, any and all: contracts and agreements for the purchase, sale or lease of inventory, goods, materials, equipment, hardware, supplies or other personal property; contracts for the purchase, sale or lease of real property; contracts and agreements for the performance or furnishing of services; joint venture, partnership or other contracts, agreements or arrangements involving the sharing of profits; employment agreements; and agreements containing any covenant or covenants which purport to limit the ability or right of the Seller or any other person or entity to engage in any aspects of the business related to the Assets or compete in any aspect of such business with any person or entity (collectively, the "Scheduled Contracts"). As used herein, the terms "contract" and "agreement" mean and include every material contract, agreement, commitment, arrange-ment, understanding and promise whether written or oral. Except for contracts and agreements with the Shareholder which are not included in the Assets, a complete and accurate copy of each written Scheduled Contract has been delivered or made available to the Buyer or, if oral, a complete and accurate summary thereof has been delivered to the Buyer. Except as set forth on Schedule 4.10(a), the Scheduled Contracts are valid, binding and enforceable in accordance with their respective terms, are in full force and effect and were entered into in the ordinary course of business on an "arms-length" basis and consistent with past practices. The Seller is not in breach or default of any of the Scheduled Contracts and, except as set forth on Schedule 4.10(a), no occurrence or circumstance exists which constitutes (with or without the giving of notice or the lapse of time or both) a breach or default by the other party thereto. The Seller has not been notified or advised by any party to a Scheduled Contract of such party's intention or desire to terminate or modify any such contract or agreement. The Seller has not granted any Lien on any Scheduled Contract included in the Assets.

                                (b)        Except as set forth on Schedule
4.10(b) and this Agreement, the Seller is not a party to, and neither the Seller nor any of the Assets is subject or bound in any respect by, any written or oral contract and agreement related to or involving the Business which will affect in any manner the Buyer's ownership, use or operation of the Assets, including, without limitation any contracts or agreements (i) for the purchase, sale or lease of inventory, goods, equipment or for the performance or furnishing of services; (ii) for the furnishing of services for which the Seller has received payment in advance of furnishing such services and has not yet furnished such services; and (iii) contain-ing any covenant or covenants which purport to limit the ability or right of the Seller or any other person or entity to engage in any aspects of the business related to the Assets or compete in any aspect of such business with any person or entity.

                                (c)        Except as set forth on Schedule
4.10(c), all Scheduled Contracts included in the Assets will be fully and validly assigned to the Buyer as of the Closing.

                      4.11 CONDITION OF PURCHASED ASSETS. Each and every one of the Assets to be purchased by Buyer pursuant to this Agreement is in good operating condition and repair, ordinary wear and tear excepted, and is fit and suitable for the purposes for which they are currently used by Seller. The Assets include all of the properties and assets of Seller required, necessary or desirable to enable Buyer to conduct the operation of the Business in the same manner in which the Business has been conducted prior to the date hereof by Seller.

                      4.12 CUSTOMERS. Except as set forth in Schedule 4.12, no customer party to a Scheduled Contract (i) has canceled, suspended or otherwise terminated its relationship with the Seller or (ii) has advised the Seller of its intent to cancel, suspend or otherwise terminate such relationship, or to materially decrease its usage of the services provided by Seller.

                      4.13      EMPLOYEE BENEFIT PLANS.

                                (a)        Schedule 4.13 contains a list of all
employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each pension, benefit, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and other plans, programs, agreements, arrangements and/or commitments (including any post-retirement group insurance benefits to former employees or employees), whether or not legally binding, whether written or oral, and whether express or implied, relating to the employees or former employees (or their dependents, survivors or beneficiaries) of the Seller which are or have been at any time maintained by the Seller since 1991 ("Employee Plans"). Except as set forth on Schedule 4.13: (i) none of the Employee Plans is a "multiemployer plan" (within the meaning given such term under Sections 3(37) and 4001 of ERISA, and Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code");
(ii) to the best knowledge of the Seller, all Employee Plans have been administered and are in substantial compliance with the requirements prescribed by any and all applicable statutes (including, but not limited to, ERISA and the Code, orders or governmental rules or regulations currently in effect with respect thereto), and the Seller has substantially performed all obligations (including, but not limited to, the making of all contributions and/or payments under any such Employee Plan and/or collective bargaining agreement) required to be performed by it prior to the date hereof, and, to the best knowledge of Seller, is not in default under or in violation of the terms of, any of the Employee Plans and nothing has occurred, and prior to Closing nothing shall have occurred, with respect to any Employee Plan which will or may result in the imposition of any Lien on the assets of the Seller or the imposition of any liability (other than a liability to pay benefits and associated administrative costs and expenses pursuant to the Employee Plans incurred subsequent to Closing), withdrawal liability, excise tax, penalty, or fine with respect to any Employee Plan;

(iii) none of the Employee Plans and no fiduciary thereof has been the direct or indirect subject of an order or investigation or examination by a governmental or quasi-governmental agency, and there are no matters pending before the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC") with respect to an Employee Plan; (iv) each Employee Plan intended to be qualified under Section 401(a) of the Code meets the requirements for qualification under said Section and any Trust or Trusts forming part of such Employee Plan is now, and has since its inception been, exempt from federal income tax under Section 501(a) of the Code, and has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and nothing has occurred since the date of such determination that would result in the loss of such qualification; (v) no "disqualified person" or "party-in-interest" (as defined in Section 4975 of the Code and Section 3 of ERISA, respectively) has engaged in any "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Employee Plan (or its related trust), the Seller, the Acquiring Companies or any of their affiliates, or any officer, director or employee of any of them to any tax or penalty imposed under Section 4975 of the Code or
Section 502(i) of ERISA either directly or indirectly, and whether by way of indemnity or otherwise; (vi) no event has occurred and there has been no failure to act on the part of the Seller, a fiduciary of any Employee Plan or a "plan official" (as defined in Section 412 of ERISA) that could subject the Seller, any Employee Plan, a fiduciary or a plan official to the imposition of any tax, penalty or other disability, whether by way of indemnity or otherwise; (vii) none of the Employee Plans provides medical benefits for former employees, except such continuation coverage as is required under Section 4980B of the Code; (viii) no Lien has been imposed on any of the assets of the Seller under Section 412 of the Code,
Section 302 of ERISA or Section 4068 of ERISA; (ix) the Seller has not incurred and will not incur as a result of the transactions contemplated by this Agreement, any "withdrawal liability" (within the meaning given such term under Section 4201 and Subtitle E of Title IV of ERISA) with respect to any Employee Plan, and the Seller has or will have, as of the Closing Date, made all contributions to each such multiemployer plan required to be made on or prior to the date thereof by the terms of such multiemployer plan and/or any collective bargaining agreement, and there is no liability or lien under any agreement imposing secondary or contingent liability on the Seller in this regard; (x) to the best knowledge of the Seller, each Employee Plan which is subject to the minimum funding standards of Section 302 of ERISA and Section 412 of the Code is in compliance with such standards and no such Employee Plan has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived, and the Seller has not sought nor received a waiver of its funding requirements with respect to any such Employee Plan; (xi) the PBGC has not instituted proceedings to terminate any Employee Plan nor, to the best knowledge of the Seller, do conditions exist which could give rise to a termination proceeding by the PBGC with regard to any such Employee Plan; and (xii) all premiums which may be due to the PBGC with regard to any Employee Plan have been paid on a timely basis. The Seller has made available to Buyer full and complete copies of all Employee Plans, if any, and all associated trust agreements, determination letters, summary plan descriptions and material modifications, actuarial valuations and annual reports (including series 5500 and all schedules thereto), participant communications, governmental filings, insurance contracts and any other material written documents under which the Employee Plans are operated. The Acquiring Companies agree and acknowledge that they will be responsible for payment of any amounts for unfunded or underfunded obligations or benefits of an Employee Benefit Plan which become due or are created by an amendment or termination of an Employee Benefit Plan by the Acquiring Companies after the Closing Date.

                                (b)        Except as set forth on Schedule
4.13(b), to the best knowledge of the Seller, each Employee Plan which is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), now meets the requirements for tax-favored treatment under the Code; each such Employee Plan has been administered to date in substantial compliance with applicable law and the terms and provisions of all documents, agreements or contracts pursuant to which such plans are maintained; and each such Employee Plan which is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) has been administered in substantial compliance with the continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and as provided under Section 4980B(f) of the Code and any regulations promulgated or proposed thereunder. The Seller does not maintain any self-insured medical plan.

                                (c)        Except as specifically set forth in
Schedule 4.13(c), the execution and performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event of default under any Employee Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, officer or director of the Seller, and any affiliate or related entity thereof.

                      4.14 WARRANTIES. Schedule 4.14 sets forth a complete and correct copy of all of the Seller's standard warranties (collectively, the "Warranties" or individually a "Warranty") currently extended by the Seller to the customers of the Seller. Except as set forth on Schedule 4.14, there are no warranty claims outstanding against the Seller.

                      4.15      TRADEMARKS, PATENTS, ETC.   Except as set forth
in Schedule 4.15, the Seller does not own or have any rights to any patents, trademarks, trade names, brand names, service marks, service names, copyrights, inventions or licenses and rights and applications with respect to the foregoing (collectively, the "Marks and Patents"). All the Marks and Patents are subsisting and have not been abandoned, and there are no prior claims, controversies, lawsuits or judgments which affect the validity of the Seller's rights to the Marks and Patents nor are there any legal proceedings, claims or controversies instituted, pending or, to the best knowledge of the Seller, threatened with respect to any of the Marks and Patents, or which challenge the Seller's rights, title or interest in respect thereto. Except as set forth on
Schedule 4.15, none of the Marks and Patents are the subject of any outstanding assignments, grants, licenses, Liens, obligations or agreements, whether written, oral or implied. All required renewal fees, maintenance fees, amendments and/or other filings or payments which are necessary to preserve and maintain the Marks and Patents have been filed and/or made. To the best knowledge of Seller, the Seller owns or has the right to use all Marks and Patents and the like necessary to conduct its Business as presently conducted and without conflict with any patent, trade name, trademark or the like of any other person or entity.

                      4.16      INSURANCE.   Set forth in Schedule 4.16 is a
complete list of all insurance policies which the Seller maintains with respect to its Business or the Assets. Such policies are in full force and effect. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Seller, the Business or the Assets are normally exposed in the operation of the Business. There has not been any material adverse change in the Seller's relationship with its insurers or in the premiums payable pursuant to such policies. Except for the retention of prepaid insurance by the Seller, the insurance coverage provided by the Seller's insurance policies shall not be affected by, and shall not lapse or otherwise be terminated by reason of, the execution of this Agreement. The Seller has not received any notice respecting the cancellation of such insurance policies.

                      4.17      ENVIRONMENTAL.

                                (a)        Except as set forth on Schedule
4.17(a) attached hereto, to the best knowledge of the Seller, Seller has obtained all permits, licenses, and other authorizations (collectively, the "Licenses") which are required in connection with the conduct of the Business under all applicable Environmental Laws (as defined below) and regulations relating to pollution or protection of the environment, including Environmental Laws and regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, or land) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                                (b)        Except as set forth in Schedule
4.17(b), to the best knowledge of the Seller, Seller is in substantial compliance in the conduct of the Business with all terms and conditions of the Licenses and is in substantial compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder. To the best knowledge of Seller, all machinery and equipment included in the Assets, including but not limited to the spray booth, meet or exceed all standards promulgated under the Environmental Laws.

                                (c)        Except as set forth on Schedule
4.17(c), Seller is not aware of, nor has Seller received any written or verbal notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with any Environmental Laws or any regulations, code, order, decree, judgment, injunction, notice (written or verbal) or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the Seller's manufacture, processing, storage, distribution, use, treatment, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                                (d)        Except as set forth on Schedule
4.17(d), there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against Seller in connection with the conduct of the Business relating in any way to any Environmental Laws or regulation, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                                (e)        For purposes of this Agreement,
"Environmental Laws" means collectively, all federal, state and local environmental laws, common law, statutes, rules and regulations including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9061 et seq.), as amended, the Hazardous Materials Transportation Act (49 U.S.C. Sec. 1801 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. Sec. 300f et seq.), as amended, the Clean Air Act (42 U.S.C. Sec. 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), as amended, the Federal Emergency Planning and Community Right-to-Know Act ((42 U.S.C. Sec. 11001 et seq.), as amended, any so-called "superfund" or "super-lien" law and such statutes and ordinances as may be enacted by state and local governments with jurisdiction over any real property now owned or leased by the Seller or any real property upon which the Seller now conducts its Business and any permits, licenses, authorizations, variances, consents, approvals, directives or requirements of, and any agreements with, any governments, departments, commissions, boards, courts, authorities, agencies, officials and officers applicable to such real property or the use thereof and regulating, relating to, or imposing liability or standards of conduct concerning any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                      4.18 NOTES, ACCOUNTS OR OTHER RECEIVABLES. Set forth on Schedule 4.18 is a complete list of Seller's notes, accounts or other receivables included in the Assets as existing on January 31, 1997. All of the Seller's notes, accounts or other receivables included on Schedule 4.18 are properly reflected on the books and records of the Seller, and are in their entirety valid accounts receivable arising from bona fide transactions in the ordinary course of business. Buyer and Parent acknowledge and agree that no claim will be made against Seller for accounts receivable which are not paid unless the representations in this Section are not accurate.

                      4.19      REAL ESTATE.

                                (a)        Except as set forth on Schedule 4.19,
the Seller does not own any real property, which property is not being acquired by Buyer.

                                (b)        The Seller does not have leasehold
interests in any real property.

                                (c)        Seller has not received notice of any
pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of the real property owned by the Seller and, to the best knowledge of the Seller, no such proceedings are contemplated.

                      4.20 GUARANTEES. Except as set forth on Schedule 4.20, the Seller has not guaranteed or pledged any Assets with respect to any obligation or indebtedness of any person or entity and no person or entity has guaranteed any obligation or indebtedness of the Seller.

                      4.21      TAXES.

                                (a)        Except as set forth on Schedule
4.21(a), to the best knowledge of the Seller, the Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. To the best knowledge of the Seller, all Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. Except as set forth on Schedule 4.21(a), the Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. Except as set forth on Schedule 4.21(a), no claim has ever been made by any Taxing Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction which has not been resolved. There are no security interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax. Except as set forth on Schedule 4.21(a), the Seller has not waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no pending or threatened action, audit, proceeding or investigation for the assessment of collection of any Taxes for which the Seller could be liable, and no written or legally binding agreement has been entered into with any Taxing Authority relating to Taxes for which the Seller could be liable.

                                (b)        To the best knowledge of the Seller,
the Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                                (c)        The unpaid Taxes of the Seller (i)
did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

                                (d)        For purposes of this Agreement, "Tax"
means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under section 59A of the Internal Revenue Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether or not disputed; "Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or

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

attachment thereto, and including any amendment thereof; and "Taxing Authority" means any governmental authority responsible for the imposition or collection of any Tax.

                      4.22 LABOR MATTERS. Schedule 4.22 sets forth a true and complete list of all employees of Seller together with a brief summary of their titles, duties, terms of employment and compensation arrangements, including the salary and any bonus, commission or other compensation paid to each employee during the twelve (12) month period prior to the date hereof and the current employment and compensation arrangements with respect to each such employee. Except as set forth on Schedule 4.22, Seller is not a party to any collective bargaining or similar labor agreements, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining or other labor agent has been certified as a representative of any of the employees of the Seller, and no representation campaign or election is now in progress with respect to any of the employees of the Seller. All agreements set forth on Schedule 4.22 are in full force and effect. Other than as identified on Schedule 4.22, there exists no labor disputes with regard to Seller's employees. Seller's cessation of operations will not violate any laws, rules or regulations applicable to its employees.

                      4.23 ABSENCE OF UNDISCLOSED LIABILITIES. To the best knowledge of the Seller, the Seller has no material liabilities or obligations with respect to the Business, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, other than (a) those reflected in the 1996 Balance Sheet and (b) those liabilities or obligations incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since the Balance Sheet Date.

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

                      4.24 LIABILITIES. The liabilities to be assumed by Buyer pursuant to this Agreement consist solely of liabilities of Seller under Contracts included in the Assets which relate solely to the operation of the Business.

                      4.25 ACCURACY OF DOCUMENTS AND INFORMATION. The information provided to the Acquiring Companies by the Seller with respect to the Seller, the Assets and the Business, including the representations and warranties made in this Agreement and in the Schedules attached hereto, and all other information provided to the Acquiring Companies in connection with their investigation of the Seller, does not (and will not at the Closing Date) contain any untrue statement of a material fact and does not omit (and will not omit at the Closing Date) to state any material fact necessary to make the statements or facts contained herein or therein not misleading.

                      4.26 BROKERS AND AGENTS. Neither Seller nor Shareholder has employed or dealt with any business broker, agent or finder in respect of the transactions contemplated hereby, other than C.G. Mack Associates, Ltd. the fees and expenses of which shall be paid by the Seller.

                      4.27      RESTRICTIONS ON SHARES; INVESTOR KNOWLEDGE.

                                (a)        The Seller acknowledges that it has
been given access to all information relating to the business and assets of Parent which it has requested, including Parent's Prospectus dated July 22, 1993, Parent's Annual Report on Form 10-KSB for the year ended December 31, 1995, and Parent's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, respectively, copies of which Prospectus, Annual Report and Quarterly Reports are attached hereto as Schedule 4.27.

                                (b)        The Seller understands that the
Hi-Rise Shares to be issued and delivered in accordance with Section 2.1(b) hereof shall be issued and delivered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"); that for such purpose Buyer will rely upon the representations, warranties, covenants and agreements contained herein; and that such exemption may not be available unless such representations and warranties are correct and such covenants and agreements performed.

                                (c)        The Seller understands that, except
as expressly set forth in Section 7.12 hereof, neither of the Acquiring Companies is under any obligation to effect a registration under the Securities Act of the Hi-Rise Shares to be issued in accordance with this Agreement.

                                (d)        The Seller understands that, under
existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions on the transferability of the Hi-Rise Shares; such securities will not be, and, except as expressly set forth herein, the Seller will have no rights to require that such securities be, registered under the Securities Act; such securities may be transferred only if registered under the Securities Act or if an exemption from such registration is available; the Seller may not be able to avail itself of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such securities; and, accordingly, the Seller may have to hold such securities issued to it pursuant to this Agreement indefinitely.

                                (e)        The Seller is a sophisticated
investor familiar with the type of risks inherent in the acquisition of securities such as the Hi-Rise Shares and the financial position of the Seller is such that it can afford to retain such securities for an indefinite period of time without realizing any direct or indirect cash return on its investment.

                                (f)        The Seller is acquiring or will
acquire the Hi-Rise Shares for its own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                                (g)        The Seller understands that the
certificates evidencing the Hi-Rise Shares will bear appropriate restrictive legends.

           5.         [Reserved]

           6. REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES. In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Acquiring Companies, jointly and severally, hereby represents and warrants to the Seller as follows:

                      6.1       ACQUIRING COMPANIES' ORGANIZATION.

                                (a)        The Buyer is a corporation duly
organized, validly existing and in good standing under the laws of the State of Ohio. The Buyer has all requisite power and authority to own and operate and lease its properties and assets, to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby.

                                (b)        The Parent is a corporation duly
organized, validly existing and in good standing under the laws of the State of Florida. The Parent has all requisite power and authority to own and operate and lease its properties and assets, to carry on its business as it is now being conducted and to execute, deliver and perform its obligations under this Agreement and consummate the transactions contemplated hereby.

                      6.2 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by each of the Acquiring Companies of this Agreement and of each and every agreement and document contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of each of the Acquiring Companies. This Agreement has been duly and validly executed and delivered by each of the Acquiring Companies and constitutes (and, when executed and delivered, each such other agreement and document will constitute) a valid and binding obligation of each of the Acquiring Companies, enforceable against each of the Acquiring Companies in accordance with its terms.

                      6.3 NON-CONTRAVENTION; CONSENTS. Neither the execution and delivery by the Acquiring Companies of this Agreement nor the consummation by the Acquiring Companies of the transactions contemplated hereby, nor compliance by the Acquiring Companies with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or by-laws of the Parent or the Articles of Incorporation or Code of Regulations of the Buyer, (ii) result in the breach of, or conflict with, any of the terms and conditions of, or constitute a default (with or without the giving of notice or the lapse of time or both) with respect to, or result in the cancellation or termination of, or the acceleration of the performance of any obligations or of any indebtedness under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which either of the Acquiring Companies is now a party or by which either of the Acquiring Companies or their respective properties or assets may be bound or affected (other than such breaches, conflicts and defaults as shall have been waived at or prior to the Closing) or
(iii) violate any law or any rule or regulation of any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental body to which either of the Acquiring Companies may be subject. No approval, authorization, consent or other order or action of, or filing with or notice to any court, administrative agency or other governmental authority or any other person is required for the execution and delivery by either of the Acquiring Companies of this Agreement or consummation by either of the Acquiring Companies of the transactions contemplated hereby (other than (a) such consents as shall have obtained at or prior to the Closing and (b) the filing of a Current Report on Form 8-K with the SEC).

                      6.4 LITIGATION. There is no litigation, suit, proceeding, action, claim or investigation, at law or in equity, pending, or to the best knowledge of the Acquiring Companies, threatened against, or affecting in any way, either of the Acquiring Companies' ability to perform its obligations as contemplated by this Agreement.

                      6.5 HI-RISE SHARES. The Hi-Rise Shares have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

           7.         FURTHER AGREEMENTS OF THE PARTIES.

                      7.1 OPERATION OF THE BUSINESS. From and after the date of this Agreement until the Closing Date, except to the extent contemplated by this Agreement or otherwise consented to in writing by the Buyer, the Seller shall operate its Business in substantially the same manner as presently conducted and only in the ordinary and usual course and substantially consistent with past practice and in substantial compliance with (i) all laws and (ii) all leases, contracts, commitments and other agreements, and all licenses, permits, and other instruments, relating to the operation of the Business, and will use reasonable efforts to preserve intact its present business organization and to keep available the services of all employees, representatives and agents. The Seller shall use its reasonable efforts, consistent with past practices, to promote the Business and to maintain the goodwill and reputation associated with the Business, and shall not take or omit to take any action which causes, or which is likely to cause, any material deterioration of the Business or the Seller's relationships with material suppliers or customers. Without limiting the generality of the foregoing, (a) the Seller will maintain all of the equipment in substantially the same condition and repair as such equipment is maintained as of the date hereof, ordinary wear and tear excepted; (b) the Seller shall not sell, transfer, pledge, lease or otherwise dispose of any of the Assets, other than in the ordinary course of business; (c) the Seller shall not amend, terminate or waive any material right in respect of the Assets or the Business, or do any act, or omit to do any act, which will cause a breach of any material contract, agreement, commitment or obligation by it; (d) the Seller shall maintain its books, accounts and records in accordance with good business practice and generally accepted accounting principles consistently applied; (e) the Seller shall not engage in any activities or transactions outside the ordinary course of business; (f) the Seller shall not declare or pay any dividend or make any other distribution or payment of any kind in cash or property to the

Shareholder or other affiliates; and (g) the Seller shall not increase any existing employee benefits, establish any new employee plan or amend or modify any existing Employee Plans, or otherwise incur any obligation or liability under any employee plan materially different in nature or amount from obligations or liabilities incurred in connection with the Employee Plans.

                      7.2 CONSENTS; ASSIGNMENT OF AGREEMENTS. Seller shall obtain, at the earliest practicable date after the Closing, all consents and approvals of third parties (whether or not listed on Schedule 4.4) which are necessary or desirable for the consummation of the transactions contemplated hereby (including, without limitation, the valid and binding transfer of the Assets to Buyer) (the "Consents"). The Consents shall be written instruments whose form and substance are reasonably satisfactory to Buyer. The Consents shall not, without Buyer's express consent, impose any obligations on Buyer or create any conditions adverse to Buyer, other than the conditions or obligations specified in this Agreement.

                      7.3 CHANGE IN NAME. At or promptly following the Closing, Seller shall change its name to a name that does not include the word "Wilkinson".

                      7.4 NO DISCUSSIONS. The Seller shall not enter into any substantive negotiations or discussions with any third party with respect to the sale or lease of the Assets or the Business, or the sale of any capital stock of the Seller, or any other merger, acquisition, partnership, joint venture or other business combination until the earlier to occur of the (a) Closing Date or (b) the termination of this Agreement.

                      7.5 EMPLOYEE MATTERS. The Seller shall permit the Buyer to contact and make arrangements with the Seller's employees for the purpose of assuring their employment by the Buyer after the Closing and for the purpose of ensuring the continuity of the Business, and the Seller agrees not to discourage any such employees from being employed by or consulting with the Buyer. Nothing herein shall obligate the Buyer to employ or otherwise be responsible for any of the Seller's employees.

                      7.6 NOTICE REGARDING CHANGES. The Seller shall promptly notify the Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Seller materially inaccurate or misleading.

                      7.7 FURNISHING OF INFORMATION. The Seller will allow Buyer to make a complete examination and analysis of the Business, Assets and records, financial or otherwise, of the Seller. In connection with the foregoing review, Seller agrees that it shall furnish to the Buyer and Buyer's representatives all such information concerning the Seller's Business, Assets, operations, properties or affairs as may be reasonably requested.

                      7.8 NOTIFICATION TO CUSTOMERS. At the Buyer's request and in a form approved by the Buyer, the Seller agrees to notify all customers of the Business identified by Buyer and all customers of the Business during the year preceding the Closing as identified by Buyer, either separately or jointly with the Buyer, of the Buyer's purchase of the Business and Assets hereunder and that all further communications or requests by such customers with respect to the Business and Assets shall be directed to the Buyer. Without limiting the foregoing, promptly following the Closing, the Seller shall send a letter, in a form approved by the Buyer, to each debtor with respect to the notes, accounts or other receivables included in the Assets directing that all payments on account of such receivables made after the Closing shall be made to the Buyer.

                      7.9 COLLECTION OF RECEIVABLES. Subject to Section 4.18, the Seller agrees that it will reasonably cooperate with the Buyer in collecting the notes, accounts and other receivables included in the Assets from any customers and will immediately deliver to the Buyer the amount paid on any and all receivables it collects after the Closing Date in connection with the Business, less out-of-pocket expenses incurred by Seller at the request of Buyer, provided that Christian Kamm shall not be required to travel in connection with the collection of such receivables without reasonable compensation.

                      7.10 BROKERS AND AGENTS. Buyer, on the one hand, and the Seller, on the other hand, agree to indemnify and hold the other harmless from and against all fees, expenses, commissions and costs due and owing to any other broker, agent or finder on account of or in any way resulting from any contract or understanding existing between the indemnifying party and such person.

                      7.11 LEASE NEGOTIATIONS. Seller shall cooperate with and keep Buyer apprised of the satisfactory negotiation of the Lease (as hereinafter defined).

                      7.12      GRANT OF REGISTRATION RIGHTS.

                                (a)        In the event that, at any time prior
to the two-year anniversary of the Closing Date, Parent proposes to register any shares (the "Registration Shares") of Common Stock under the Securities Act other than pursuant to a registration statement on Forms S-4 or S-8, or any successor to such Forms, for the purpose of the sale or other transfer of the Registration Shares by Parent, Parent shall mail or deliver to the Seller, prompt written notice (the "Registration Notice") of its intention to effect such registration and a copy of the registration statement (a "Registration Statement") covering such Registration Shares.

                                (b)        In the event that a Registration
Notice shall have been so mailed or delivered, Seller may, at its election, mail or deliver to Parent a written notice (a "Supplemental Notice") (i) specifying the number of Shares ("Supplemental Registration Shares") proposed to be sold or otherwise transferred by the Seller, (ii) describing the proposed manner of sale or other transfer thereof and (iii) requesting the registration thereof under the Securities Act; provided, however, that such Supplemental Notice shall be so mailed or delivered by the Seller not more than 15 days after the date of receipt by the Seller of a Registration Notice.

                                (c)        From and after receipt of a
Supplemental Notice, Parent shall, subject to the sale or other transfer of some or all of such Registration Shares, use its best efforts to cause the Supplemental Registration Shares held by the Seller specified in such Supplemental Notice to be included in such Registration Statement and to effect and to comply with all such qualifications, compliances and requirements as may be necessary to permit the sale or other transfer of such Supplemental Registration Shares in the manner described in such Supplemental Notice, including, without limitation, qualifications under the applicable Blue Sky or other state securities laws (provided that Parent shall not be required in connection therewith to qualify as a foreign corporation or to execute general consent to service of process in any state); provided, however, that (i) in the case of an underwritten public offering of securities proposed to be made by Parent, if the managing underwriter shall advise Parent in writing that inclusion of some or all of such Supplemental Registration Shares would, in such managing underwriter's opinion, interfere with the proposed distribution of the securities to be issued by Parent in respect of which registration was originally to be effected, then Parent may exclude from such Registration Statement all or a portion of the Supplemental Registration Shares, (ii) if any firm of counsel representing Parent in connection with such registration shall advise Parent in writing that in their opinion one or more of the steps contemplated hereby is not necessary to permit the sale of the Supplemental Registration Shares in a transaction constituting a public offering within the meaning of the Securities Act, then Parent shall not be required to take any action with respect to such step or steps, and (iii) in the case of an underwritten public offering, if the managing underwriter requires that Parent and all other selling security holders agree not to sell or otherwise dispose of securities of Parent following the closing of such public offering, the Seller will so agree on terms similar to the Parent and such other selling security holders.

                                (d)        Parent will pay all expenses
necessary to effect under the Securities Act any registration statements, amendments or supplements filed pursuant to this Section 7.12 (other than underwriters' discounts and commissions and brokerage commission and fees, if any, payable with respect to shares sold by the Seller and other than legal fees incurred by the Seller).

                                (e)        Notwithstanding the provisions of
this Section 7.12, the Parent shall have the right at any time after it shall have given written notice pursuant to this Section 7.12 (irrespective of whether any written request for inclusion of Supplemental Registration Shares shall have already been made) to elect not to file any such proposed Registration Statement, or to withdraw the same after the filing but prior to the effective date thereof.

                                (f)        Upon receipt of notice from Parent
that an event has occurred which requires a post-effective amendment to the Registration Statement or a supplement to the prospectus included therein, the Seller shall promptly discontinue the sale of its Supplemental Registration Shares until it receives a copy of a supplemented or amended prospectus from Parent, which Parent shall provide as soon as practicable after such notice.

                                (g)        The Seller shall provide Parent in
writing such information respecting the Seller and its proposed distribution of any of the Supplemental Registration Shares as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws.

                      7.13 SELLER'S ACCESS TO RECORDS. After the Closing, the Buyer shall provide Seller with reasonable access to the books and records of Seller included in the Assets for the purpose of preparing its tax returns and defending third-party claims.

           8.         CONDITIONS PRECEDENT TO CLOSING.

                      8.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. Seller's obligation to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions (any or all of which may be waived in writing, in whole or in part, by the Seller):

                                (a)        The Acquiring Companies shall have
performed and complied in all material respects with each obligation and covenant required by this Agreement to be performed or complied with by them prior to or at the Closing.

                                (b)        The representations and warranties
of the Acquiring Companies contained herein shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.

                                (c)        Buyer shall have delivered to the
Seller the items set forth in Section 3.2(b) of this Agreement.

                                (d)        Buyer shall have executed and
delivered a lease with Seller with respect to the space at 1530 Commerce Drive, Stow, Ohio, at which the Seller's principal offices are located, in the form attached hereto as Exhibit F (the "Lease").

                                (e)        No action, suit or proceeding by any
person shall have been commenced and still be pending, no investigation by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any person shall have been threatened against the Buyer, the Parent, the Seller or the Shareholder, (a) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any such transactions or (b) which if resolved adversely to any party, would materially and adversely affect the business or condition, financial or otherwise, of the Buyer, the Parent or the Seller.

                                (f)        All proceedings to be taken by the
Buyer and the Parent in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Seller and its counsel, and the Seller and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                                (g)        Buyer shall have delivered to the
Seller all such other certificates and documents as the Seller and its counsel shall have reasonably requested.

                      8.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRING COMPANIES. The obligation of the Acquiring Companies to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions precedent (any or all of which may be waived in writing, in whole or in part, by the Acquiring Companies):

                                (a)        The Seller shall have performed and
complied in all material respects with each obligation and covenant required by this Agreement to be performed or to be complied with by it on or prior to the Closing Date.

                                (b)        The representations and warranties of
the Seller contained herein or in any Schedule attached hereto shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time.

                                (c)        The Seller shall have delivered or
caused delivery of the items set forth in Section 3.2(a) hereof.

                                (d)        Except as otherwise set forth in this
Agreement, the Buyer shall have received written evidence, in form and substance satisfactory to it, that all material consents, waivers, authorizations and approvals of, or filing with or notices to, governmental entities and third parties required in order that the transactions contemplated hereby be consummated have been obtained or made.

                                (e)        There shall not have occurred since
the Balance Sheet Date any material damage or loss by theft, casualty or otherwise, whether or not insured against by the Seller, of all or any material portion of the Assets, or any material adverse change in or interference with the Business or the properties, assets, condition (financial or otherwise) or prospects of the Seller.

                                (f)        Seller shall have executed and
delivered the Lease.

                                (g)        Each of the Seller, the Shareholder,
Christian Kamm and all other affiliates of Shareholder identified by Buyer shall have executed and delivered a five-year non-competition agreement (including non-solicitation of employees) with the Buyer, in substantially the form attached hereto as Exhibit G.

                                (h)        Each employee of Seller set forth on
Schedule 8.2(h) attached hereto shall have sought employment by Buyer and, in connection therewith, shall have executed Parent's standard non-competition and confidentiality agreement. Christian Kamm shall have executed a consulting and non-competition agreement with the Acquiring Companies, in substantially the form attached hereto as Exhibit H.

                                (i)        No action, suit or proceeding by any
person shall have been commenced and still be pending, no investigations by any governmental or regulatory authority shall have been commenced and still be pending, and no action, suit or proceeding by any person shall have been threatened against the Buyer, the Parent, the Seller or the

Shareholder, (a) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any such transactions or (b) which if resolved adversely to any party, would materially and adversely affect the business or condition, financial or otherwise, of the Buyer, the Parent or the Seller.

                                (j)        [Reserved]

                                (k)        All proceedings to be taken by the
Seller and the Shareholder in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Buyer and its counsel, and the Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                                (l)        Each of the Seller, the Shareholder
and Plastic Components, Inc. shall have executed and delivered an indemnification agreement with the Acquiring Companies, with respect to environmental matters, in the form attached hereto as Exhibit I.

                                (m)        Seller shall have delivered to the
Buyer all such other certificates and documents as the Acquiring Companies or their counsel shall have reasonably requested.

           9.         TERMINATION, AMENDMENT AND WAIVER.

                      9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                                (a)        by mutual written consent of Buyer,
Parent and Seller properly authorized, to the extent applicable, by their respective Boards of Directors;

                                (b)        by any party hereto, except as
modified herein, (i) if it has become impossible for any material condition specified in this Agreement to be satisfied and such condition has not been waived by the party having the power to waive such condition within ten (10) days after a written request for such waiver was made, or (ii) at any time with respect to a condition that must be satisfied to a party's sole discretion, but only by that party and if that party determines that such condition has not been satisfied and that it will not be waived;

                                (c)        by the Acquiring Companies, if there
shall have been any material breach by Seller of any obligation of Seller hereunder and such breach shall not have been remedied within ten (10) days after receipt by Seller of notice in writing from Buyer specifying the nature of such breach and requesting that it be remedied; or

                                (d)        by Seller, if there shall have been
any material breach by the Acquiring Companies of any obligation of the Acquiring Companies hereunder and such breach shall not have been remedied within ten (10) days after receipt by the Acquiring Companies of notice in writing from Seller specifying the nature of such breach and requesting that it be remedied.

                      9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Acquiring Companies or Seller as provided in Section 9.1 above, this Agreement shall forthwith become void, except that each party shall retain its right with respect to any breach of the Agreement by the other party, in each case arising, accruing or related to actions occurring prior to termination and Buyer's obligation of confidentiality set forth in the Letter of Intent dated September 6, 1996 shall continue.

                      9.3 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the transactions contemplated hereby, Seller, Buyer and Parent may, by action taken by their respective Boards of Directors, to the extent applicable, (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations of the other, (iii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or instrument delivered pursuant hereto, or (iv) waive compliance with any of the covenants, agreements or conditions of the other. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, violation, default or breach.

           10.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION.

                      10.1 SURVIVAL. All statements contained in any certificate or other instrument delivered by or on behalf of any party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement shall be considered representations and warranties by that party with the same force and effect as if contained in this Agreement. All representations, warranties, covenants and agreements by any party contained in this Agreement shall survive the Closing notwithstanding any investigation at any time made by or on behalf of any other party, and shall not be considered waived by a party's consummation of the transactions contemplated by this Agreement except as expressly set forth to the contrary. Notwithstanding the preceding two sentences, none of the parties shall have any liability for misrepresentation or breach of warranty except to the extent that notice of a claim (specifying the nature of such claim in reasonable detail) is asserted in writing and delivered to that party prior to eighteen (18) months from the Closing, except that, in the case of a misrepresentation or breach of warranty relating to (a) any Tax or Employee Plan, notice may be given at any time prior to the expiration of the applicable statute of limitations, and (b) title (including, but not limited to, the absence of Liens), notice may be given at any time.

                      10.2      INDEMNIFICATION.

                                (a)        Subject to the provisions of Section
10.4 hereof, Seller shall indemnify and hold harmless the Acquiring Companies against all loss, liability, damage or expense (including reasonable attorney's fees and expenses of counsel in any matter, whether involving a third party or between the indemnified and indemnified parties), net of any applicable insurance proceeds ("Losses"), either of the Acquiring Companies shall suffer, sustain or become subject to as a result of (i) any breach or inaccuracy of any representation, warranty, covenant or other agreement of the Seller contained in this Agreement, or a claim by a third party, including any environmental claims regarding the presence of hazardous substances or wastes, which, without regard to the merits of the claim, would constitute such a breach or misrepresentation,
(ii) any Tax of the Seller or any Tax of any other person for which the Seller could be liable (whether (i) pursuant to Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract (including any tax sharing agreement) or

(iv) otherwise), including all Taxes attributable to the Business and the operations of the Seller prior to the Closing and prior to the consummation of the transactions contemplated hereby, (iii) any failure to comply with any "bulk sales" laws applicable to the transactions contemplated hereby, or (iv) Seller's failure to satisfy any and all liabilities not assumed by Buyer pursuant to this Agreement. Indemnification payments pursuant to this Section 10.2 shall be made by paying to the Indemnified Party amounts that, on an after-Tax basis reflecting the Tax consequences, if any, of each payment by the Indemnified Party of Taxes and the receipt of the payments from the Indemnifying Party pursuant to this 10.2, are equal to the amount of the Losses suffered by the Indemnified Party. The merger, consolidation, liquidation, dissolution or winding up of, or any similar transaction with respect to, the Seller shall not affect in any manner the obligations of the Seller pursuant to this Section 10.2(a) or any other term or provision of this Agreement, and the Seller covenants and agrees to make adequate provision for its liabilities and obligations hereunder in the event of any such transaction.

                                (b)        Subject to the provisions of Section
10.4 hereof, each of the Acquiring Companies, jointly and severally, shall indemnify and hold harmless Seller against all Losses that Seller may suffer, sustain, or become subject to as a result of any breach or inaccuracy of any representation, warranty, covenant or other agreement of the Acquiring Companies contained in this Agreement, or a claim by a third party which, without regard to the merits of the claim, would constitute a breach or misrepresentation. The merger, consolidation, liquidation, dissolution or winding up of (or any similar transaction with respect to) either of the Acquiring Companies shall not affect in any manner the obligations of the Acquiring Companies pursuant to this Section 10.2(b) or any other term or provision of this Agreement, and the Acquiring Companies covenant and agree to make adequate provision for their respective liabilities and obligations hereunder in the event of any such transaction.

                                (c)        Each party acknowledges that reliance
shall not be an element of any claim by the other for breach of a warranty or misrepresentation under this Agreement.

                      10.3 CONDITIONS OF INDEMNIFICATION FOR THIRD PARTY CLAIMS. The obligations and liabilities of the parties under this Section with respect to, relating to, caused (in whole or in part) by or arising out of claims of third parties (individually, a "Third Party Claim" and collectively, "Third Party Claims") shall be subject to the following conditions:

                                (a)        The party entitled to be indemnified
hereunder (the "Indemnified Party") shall give the party obligated to provide the indemnity (the "Indemnifying Party") prompt notice of any Third Party Claim (the "Claim Notice"); provided that the failure to give such Claim Notice shall not affect the liability of the Indemnifying Party under this Agreement unless the failure materially and adversely affects the ability of the Indemnifying Party to defend the Third Party Claim. If the Indemnifying Party promptly acknowledges in writing its obligation to indemnify in accordance with the terms and subject to the limitations of such party's obligation to indemnify contained in this Agreement with respect to that claim, the Indemnifying Party shall have a reasonable time to assume the defense of the Third Party Claim at its expense and with counsel of its choosing, which counsel shall be reasonably satisfactory to the Indemnified Party. Any Claim Notice shall identify, to the extent known to the Indemnified Party, the basis for the Third Party Claim, the facts giving rise to the Third Party Claim, and the estimated amount of the Third Party Claim (which estimate shall not be conclusive of the final amount of such claim or demand). The Indemnified Party shall make available to the Indemnifying Party copies of all relevant documents and records in its possession.

                                (b)        If the Indemnifying Party, within a
reasonable time after receipt of such Claim Notice, fails to assume the defense of any Third Party Claim in accordance with Section 10.3(a), the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of the Third Party Claim, at the expense and for the account and risk of the Indemnifying Party.

                                (c)        Anything in this Section 10.3 to the
contrary notwithstanding, (i) the Indemnifying Party shall not without the written consent of the Indemnified Party, settle or compromise any Third Party Claim or consent to the entry of judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an unconditional release from all liability in respect of the Third Party Claim; (ii) if such Third Party Claim involves an issue or matter which the Indemnified Party believes could have a materially adverse effect on the Indemnified Party's business, operations, assets, properties or prospects of its business, the Indemnified Party shall have the right to control the defense or settlement of any such claim or demand, at the expense of the Indemnified Party without contribution from the Indemnifying Party; and (iii) the Indemnified Party shall have the right to employ its own counsel to defend any claim at the Indemnifying Party's expense if (x) the employment of such counsel by the Indemnified Party has been authorized by the Indemnifying Party, or (y) counsel selected by the Indemnifying Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action or (z) the Indemnifying Party shall not have employed counsel to assume the defense of such claim in accordance with Section 10.3(a).

                                (d)        In the event that the Indemnified
Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

                                (e)        Nothing herein shall be deemed to
prevent any Indemnified Party from making a claim hereunder for potential or contingent claims or demands, provided that (i) the Claim Notice sets forth (A) the specific basis for any such potential or contingent claim or demand and (B) the estimated amount thereof (to the extent then feasible) and (ii) the Indemnified Party has reasonable grounds to believe that such a claim or demand will be made.

                      10.4 LIMITATION ON INDEMNIFICATION. Notwithstanding any other provision of Section 10.2, no party hereto shall have any obligation to indemnify any other party pursuant to Section 10.2, unless and until the Damages incurred by such other party, individually or in the aggregate, shall exceed $50,000, whereupon the party to be indemnified shall be entitled to seek indemnification for the full amount of Damages incurred by it in excess of $50,000 (and not for the first $50,000). Notwithstanding any other provision of Section 10.2, in the absence of fraud, except for breaches of representations and warranties as to title to the Assets, the aggregate amount of Damages for which Seller shall be liable pursuant to
Section 10.2 (other than for knowing or intentional misrepresentations) shall not exceed $500,000, provided, that if Parent or Buyer brings an action for fraud against Seller and Parent or Buyer is not the prevailing party in such action, Parent and Buyer shall pay Seller's legal expenses with respect to such action.

           11.        POST-CLOSING MATTERS.

                      11.1 TRANSITION SERVICES. The Seller agrees to provide reasonable assistance to the Buyer in connection with the transition of the Business to the Buyer.

                      11.2 FURTHER ASSURANCES. The Seller hereby covenants and agrees to (a) make, execute and deliver to the Buyer any and all powers of attorney and other authority which the Seller may lawfully make, execute and deliver, in addition to any such powers and authorities as are contained herein, which may reasonably be or become necessary, proper or convenient to enable the Buyer to reduce to possession, collect, enforce, own or enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Assets, or any part or portion thereof, and (b) upon the Buyer's request, to take, in the Seller's name, any and all steps and to do any and all things which may be or become lawful and reasonably necessary, proper, convenient or desirable to enable the Buyer to reduce to possession, collect, enforce, own and enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Assets, and each and every part and portion thereof. The Seller also covenants and agrees with the Buyer, its successors and assigns, that the Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further reasonable acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of this Agreement. From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Assets or the Business to Buyer.

                      11.3 PAYMENT OF LIABILITIES; DISCHARGE OF LIENS. The Seller shall satisfy and discharge as the same shall become due, all of Seller's liabilities, obligations, debts and commitments including but not limited to Tax liabilities, in accordance with this Agreement, other than the Assumed Liabilities.

                      11.4 TRANSFER OF PERMITS; ADDITIONAL CONSENTS. Subsequent to the Closing, Seller shall use its reasonable efforts to effectively transfer to Buyer all Permits which were not so transferred at or prior to the Closing and to obtain all approvals, consents and authorizations with respect to such transfers. In addition, subsequent to the Closing, to the extent requested by Buyer, Seller shall use its reasonable efforts to obtain any required consents of the other parties to the Scheduled Contracts included in the Assets to the assignment thereof to the Buyer which were not obtained at or prior to the Closing.

           12. RISK OF LOSS. Prior to the Closing, the risk of loss (including damage and/or destruction) of all of the Seller's property and assets, including without limitation the Assets, shall remain with the Seller, and the legal doctrine known as the "Doctrine of

Equitable Conversion" shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

           13.        MISCELLANEOUS.

                      13.1 ENTIRE AGREEMENT. This Agreement, and the Exhibits and Schedules to this Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, agreements, arrangements and understandings, whether oral or written, among the parties hereto with respect to such subject matter, (including, without limitation, the letter of intent dated September 6, 1996, as amended, between the Seller and the Buyer).

                      13.2 NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm, corporation, partnership, association or other entity, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

                      13.3 AMENDMENT. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto.

                      13.4 WAIVERS AND REMEDIES. The waiver by any of the parties hereto of any other party's prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any of the parties hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

                      13.5 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement (or the application thereof to any specific persons or circumstances) should be held by an administrative agency or court of competent jurisdiction to be invalid, void or unenforceable, such term, provision, covenant or restriction shall be modified to the minimum extent necessary in order to render it enforceable within such jurisdiction, consistent with the expressed objectives of the parties hereto. Further, the remainder of this Agreement (and the application of such term, provision, covenant or restriction to any other persons or circumstances) shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

                      13.6 DESCRIPTIVE HEADINGS. Descriptive headings contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                      13.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

                      13.8 NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when received by facsimile transmission, with printed confirmation of transmission and verbal (telephonic) confirmation of receipt, (c) one day after being sent by a nationally-recognized overnight express service or (d) five (5) days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

         If to the Seller:             Wilkinson Company, Inc.
                                       1444 West 10th Street
                                       Suite 507
                                       Cleveland, Ohio 44113
                                       Attn:  Christian Kamm

         With a copy to:               Wegman, Hessler, Vanderburg & O'Toole
                                       6100 Rockside Woods Boulevard
                                       Suite 315
                                       Cleveland, Ohio  44131
                                       Attn:  Lawrence S. Crowther, Esq.

         If to either of the
           Acquiring Companies:        c/o Hi-Rise Recycling Systems, Inc.
                                       16255 N.W. 54th Avenue
                                       Miami, Florida  33014
                                       Attn:  Chief Executive Officer

         With a copy to:               Greenberg, Traurig, Hoffman,
                                       Lipoff, Rosen & Quentel, P.A.
                                       1221 Brickell Avenue
                                       Miami, Florida  33131
                                       Attn:  Gary M. Epstein, Esq.

or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

                      13.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. None of the parties hereto shall assign any of its rights or obligations hereunder except with the express written consent of the other parties hereto.

                      13.10 APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the internal laws of the State of Ohio.

                      13.11 EXPENSES. Each of the parties hereto agrees to pay all of the respective expenses incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

                      13.12 CONFIDENTIALITY. Except to the extent required for any party to obtain any approvals or consents required pursuant to the terms hereof, no party hereto shall divulge the existence of the terms of this Agreement or the transactions contemplated hereby without the prior written approval of all of the parties hereto, except and as to the extent (i) obligated by law (including regulations of the SEC) or (ii) necessary for such party to defend or prosecute any litigation in connection with the transactions contemplated hereby.

                      13.13 ATTORNEYS' FEES. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees and expenses, including attorneys' fees and expenses for any appeal, and costs incurred in bringing such suit or proceeding.

           IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

                                      HI-RISE RECYCLING SYSTEMS, INC.

                                      By: /s/ Donald Engel
                                          ------------------------------------
                                          Donald Engel
                                          Chief Executive Officer

                                      WC ACQUISITION CORP.

                                      By: /s/ Donald Engel
                                          ------------------------------------
                                          Chief Executive Officer

                                      WILKINSON COMPANY, INC.

                                      By: /s/ Christian Kamm
                                          ------------------------------------
                                          Name: Christian Kamm
                                          Title: President

                 SUMMARY OF SCHEDULES AND EXHIBITS REFERENCED IN
                            ASSET PURCHASE AGREEMENT

SCHEDULES:

Schedule 1.1(a)   Listing of Seller's Machinery, Equipment, Chemicals, etc.

Schedule 1.1(c)   Inventory

Schedule 1.1(d)   Intellectual Property

Schedule 1.1(e)   Contracts

Schedule 1.1(h)   Accounts Receivable, Prepaid Expenses and Deposits

Schedule 1.1(k)   Insurance Policies

Schedule 1.2(d)   Excluded Assets

Schedule 2.4      Assumed Liabilities

Schedule 2.5      Purchase Price Allocation

Schedule 4.1      Jurisdictions where Seller is Qualified to do Business

Schedule 4.4(a)   Required Non-Governmental Consents and Approvals

Schedule 4.4(b)   Required Governmental Consents and Approvals

Schedule 4.4(c)   Description of Permits

Schedule 4.5(b)   Ownership of Assets

Schedule 4.6      Exceptions to Financial Statements

Schedule 4.6(i)   September 30, 1996 Audited Balance Sheet

Schedule 4.6(ii)  September 30, 1995 Unaudited Management Prepared Balance
                  Sheet

Schedule 4.6(iii) September 30, 1994 Unaudited Management Prepared Balance
                  Sheet

Schedule 4.6(d)   Increases in Employee Compensation

Schedule 4.7      Litigation

Schedule 4.8      Compliance with Laws

Schedule 4.9      Permits and Licenses

Schedule 4.10(a)  Material Contracts and Agreements

Schedule 4.10(b)  Restrictive Agreements

Schedule 4.10(c)  Scheduled Contracts Not Assigned as of Closing

Schedule 4.12     Terminating Customers

Schedule 4.13     Employee Benefit Plans

Schedule 4.13(b)  Known Non-Complying Employee Benefit Plan

Schedule 4.13(c) Defaults Under Employee Benefit Plans Caused by Consummation of Asset Purchase Agreement

Schedule 4.14     Standard Forms of Warranties

Schedule 4.15     Trademarks and Patents

Schedule 4.16     Insurance Policies Regarding the Business or the Assets

Schedule 4.17(a)  Known Environmental License Exceptions

Schedule 4.17(b)  Known Environmental Compliance Exceptions

Schedule 4.17(c)  Known Environmental Compliance Violations

Schedule 4.17(d)  Environmental Legal Proceedings

Schedule 4.18     Seller's Notes, Accounts or Other Receivables

Schedule 4.19     Real Estate

Schedule 4.20     Guarantees

Schedule 4.21(a)  Taxes (Known Exceptions to Compliance and Extensions)

Schedule 4.22     Labor Matters - List of All Employees

Schedule 4.27     Prospectus, Annual Report and Quarterly Reports of Parent of
                  Buyer

Schedule 8.2(h) Employees of Seller Which Buyer Requests Non-Competition Agreements (copy of Standard Form of Buyer)

EXHIBITS:

Exhibit A         Bill of Sale

Exhibit B         Assignment and Assumption Agreement

Exhibit C         Escrow Agreement

Exhibit D         Opinion of Seller's Counsel

Exhibit E         Opinion of Buyer's Counsel

Exhibit F         Lease Agreement

Exhibit G         Seller Non-Competition Agreement

Exhibit H         C. Kamm Consulting Agreement

Exhibit I         Indemnification Agreement

                                                               EXHIBIT A

                                  BILL OF SALE

         WHEREAS, HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation, ("Hi-Rise"), WC ACQUISITION CORP., an Ohio corporation wholly-owned by Hi-Rise (the "Buyer") and WILKINSON COMPANY, INC, an Ohio corporation (the "Seller"), are parties to that certain Asset Purchase Agreement (the "Agreement"), dated as of February 3, 1997 pursuant to which the Seller has agreed to convey certain assets to the Buyer as identified in the Agreement ("Assets") in accordance with the terms and provisions of the Agreement; and

         WHEREAS, the Seller has warranted and represented, and does hereby warrant and represent, to Buyer and to Hi-Rise that the Seller is duly and validly authorized and empowered to make, execute and deliver this Bill of Sale and to enter into the covenants, promises and undertakings herein contained.

         NOW, THEREFORE, in consideration of the premises and payment of the Purchase Price under the Agreement:

                              W I T N E S S E T H:

         1. The Seller, pursuant to the Agreement, does hereby SELL, ASSIGN, TRANSFER, CONVEY, SET OVER AND CONFIRM, to Buyer, its successors and assigns, to have and to hold forever, all of Seller's right, title and interest of every kind and character whatsoever in, to or with respect to the Assets, free and clear of any and all Liens.

         2. The Seller does covenant to and with Buyer and Hi-Rise that Seller is the lawful owner of the Assets; that the Assets are free and clear of any and all Liens, that Seller has the right to sell, assign and transfer the Assets to Buyer; and that Seller will warrant and forever defend the sale, assignment and transfer of the Assets unto Buyer against the claims and demands of all persons.

         3. The Seller covenants and agrees to make, execute and deliver to Buyer or to Hi-Rise any and all powers of attorney and other authority which Seller may lawfully make, execute and deliver, in addition to any such powers and authorities as are contained herein or in the Agreement, which may reasonably be or become reasonably necessary, proper or convenient to enable Buyer to reduce to possession, collect, enforce, own or enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Assets, and each and every part and portion thereof, and upon the request of Buyer or Hi-Rise, to take, in the Seller's name, any and all steps and to do any and all things which may be or become lawful and reasonably necessary, proper, convenient or desirable to enable Buyer to reduce to possession, collect, enforce, own and enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Assets, and each and every part and portion thereof.

         4. The Seller covenants and agrees with Buyer, Hi-Rise and their successors and assigns, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further reasonable acts, instruments, papers and documents as may be necessary to carry out and effectuate the intent and purposes of the Agreement and this Bill of Sale.

         5. This Bill of Sale and the covenants, agreements, undertakings, warranties and representations herein contained shall inure to the benefit of Buyer, Hi-Rise, and their respective successors and assigns, and shall bind the Seller and its successors and assigns.

         6. Notwithstanding the foregoing, no provision of this Bill of Sale shall in any way modify, replace, amend, change, rescind, waive or in any way affect the express provisions (including the warranties, covenants, agreements, conditions, representations or any of the obligations and indemnifications of the Seller) set forth in the Agreement, this Bill of Sale being intended solely to effect the transfer title to the Assets pursuant to and in accordance with the Agreement.

         7. Unless otherwise defined herein, capitalized terms used in this Bill of Sale have the meanings given to them in the Agreement.

         8. This Bill of Sale shall be governed by and shall be construed and interpreted in accordance with the laws of the State of Ohio.

         IN WITNESS WHEREOF, the undersigned have caused this Bill of Sale to be executed as of this 3rd day of February, 1997.

WITNESSES:                          SELLER

                                    WILKINSON COMPANY, INC., an Ohio corporation
_________________________
                                    By:__________________________________
_________________________              Christian P. Kamm
                                    Its : President and Chief Executive Officer

STATE OF_____________________________       )
                                            )  ss:
COUNTY OF____________________________       )

         The foregoing instrument was acknowledged before me this 3rd of February, 1997 by Christian P. Kamm as President and Chief Executive Officer of Wilkinson Company, Inc., an Ohio corporation, on behalf of the corporation. He/she/they personally appeared before me, is/are personally known to me or produced________as identification, and [did] [did not] take an oath.

                                           Notary:_____________________________
         [NOTARIAL SEAL]                   Print Name:_________________________
                                           Notary Public, State of_____________
                                           My Commission expires:______________
                                           Commission Number:__________________

                                                                   EXHIBIT B

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into as of this 3rd day of February, 1997, by and between WILKINSON COMPANY, INC., an Ohio corporation ("Assignor") and WC ACQUISITION CORP., an Ohio corporation and HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation and the sole shareholder of Assignee ("Hi-Rise") (collectively "Assignee").

                              W I T N E S S E T H:

         WHEREAS, the Assignor and the Assignee have entered into that certain Asset Purchase Agreement, dated as of February 3, 1997 (the "Agreement"); and

         WHEREAS, in order to consummate the transactions contemplated by the Agreement, Assignee has agreed to assume and discharge as the same become due the Assumed Liabilities on the terms and conditions set forth in the Agreement.

         NOW, THEREFORE, in consideration of the premises and the consideration hereinafter set forth, the receipt and sufficiency of which is hereby acknowledged, each of the Assignor and the Assignee hereby agrees as follows:

         1. DEFINED TERMS. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

         2. SALE AND ASSIGNMENT. Effective as of the Closing Date, the Assignor has sold, assigned, transferred, conveyed and delivered to the Assignee, free and clear of all Liens, and the Assignee has purchased and acquired, all of the Assignor's right, title and interest in and to the Assets.

         3. ASSIGNMENT AND ASSUMPTIONS. The Assignor hereby assigns to
Assignee all of Assignor's rights under the Contracts and Assignor further delegates to Assignee the Assumed Liabilities but only to the extent that such liabilities and obligations arise and are to be performed subsequent to the Closing Date and as otherwise provided in the Agreement. Assignee hereby assumes and agrees to discharge as the same become due all of the Assumed Liabilities arising after the Closing Date.

         4. GOVERNING LAW. This Agreement shall be governed by, and shall be construed and interpreted in accordance with, the laws of the State of Ohio, without regard to the conflicts of laws principles thereof.

         5. REPRESENTATIONS AND WARRANTIES. Notwithstanding the foregoing, no provision of this Agreement shall in any way modify, replace, amend, change, rescind, waive or in any way effect the express provisions (including the warranties, covenants, agreements, conditions, representations or any of the obligations and indemnifications, and the limitations relating thereto, of the Assignor) set forth in the Agreement, this Agreement being intended solely to effect the transfer of the Assets and the Assumed Liabilities pursuant to the Agreement in accordance with the terms and conditions of the Agreement.

         6. BENEFITS; BINDING EFFECT. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

         7. ATTORNEYS FEES AND COSTS. In the event a dispute arises involving this Agreement and the parties hereto and suit is instituted, the prevailing party in such litigation shall be entitled to recover reasonable attorneys' fees and other costs and expenses from the prevailing party, whether incurred at the trial level or in any appellate proceeding.

         8. THIRD PARTIES. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person or entity other than Assignor and Assignee, any remedy or claim under or by reason of this Agreement or any agreements, terms, covenants or conditions hereof, and all of the agreements, terms, covenants and conditions in this Agreement shall be for the sole and exclusive benefit of Assignor, Assignee, and their respective successors and assigns.

         IN WITNESS WHEREOF, each of the Assignor and the Assignee has executed and delivered this Agreement on the date first above written.

WITNESSES:                                    ASSIGNOR:

                                              WILKINSON COMPANY, INC., an Ohio
                                              corporation

_______________________________               By:______________________________
_______________________________               Its:_____________________________

                                              ASSIGNEE:

                                              WC ACQUISITION CORP., an Ohio
                                              corporation

_______________________________               By:______________________________
_______________________________               Its:_____________________________

                                              HI-RISE RECYCLING SYSTEMS, INC.,
                                              a Florida corporation

_______________________________               By:______________________________
_______________________________               Its:_____________________________

                                                              EXHIBIT C

                                ESCROW AGREEMENT

         ESCROW AGREEMENT dated as of February 3, 1997, by and among HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation ("Hi-Rise"), WC ACQUISITION CORP., an Ohio corporation wholly-owned by Hi-Rise (the "Buyer"), WILKINSON COMPANY, INC., an Ohio corporation (the "Seller"), and Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., as escrow agent.

         WHEREAS, pursuant to the Asset Purchase Agreement dated as of February 3, 1997 (the "Asset Purchase Agreement"), by and among Hi-Rise, the Buyer and the Seller, the Seller has agreed to sell, and the Buyer has agreed to purchase, the Assets of the Seller (all capitalized terms used and not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement); and

         WHEREAS, the Asset Purchase Agreement provides that a portion of the Purchase Price for the Assets shall be payable by the issuance to the Seller of the number of shares (the "Hi-Rise Shares") of common stock, $.01 par value (the "Common Stock"), of Hi-Rise determined in accordance with Section 2.1(b) of the Asset Purchase Agreement; and

         WHEREAS, the Asset Purchase Agreement provides that all of the Hi-Rise Shares (the "Escrow Shares") and Fifty Thousand Dollars ($50,000) of the cash portion of the Purchase Price ("Escrow Funds") payable to the Seller for the Assets shall be placed in escrow simultaneously with the closing of the transactions contemplated by the Asset Purchase Agreement; and

         WHEREAS, the parties hereto have designated Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. to serve as the escrow agent hereunder (such escrow agent, and its respective successors, designated as provided herein, being hereinafter referred to as the "Escrow Agent").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and in the Asset Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1.       ESCROW AMOUNTS.

                   (a)      The Seller hereby delivers to the Escrow Agent:

                            (i) the Escrow Shares, together with a stock power duly endorsed in blank, and the Escrow Agent hereby acknowledges receipt of the Escrow Shares and such stock power from the Seller. All additional or different shares resulting from any recapitalization, exchange, merger, consolidation, stock split or stock dividend on the Escrow Shares, shall be deemed to be, and shall be held as part of, the Escrow Shares.

                            (ii) the Escrow Funds, and the Escrow Agent hereby acknowledges receipt of the Escrow Funds. The Escrow Funds together with any and all interest or other distributions earned, accrued or paid thereon, and any and all proceeds thereof, shall be deemed to be, and shall be held as part of the Escrow Funds.

                   (b) The Escrow Shares, together with any and all interest or other distributions earned, accrued or paid thereon, and any and all proceeds thereof, and the Escrow Funds shall be hereafter collectively referred to as the "Collateral." The Collateral shall be held and disposed of by the Escrow Agent as hereinafter provided.

          2. INTEREST IN THE COLLATERAL. Regardless of the actual disposition of the Collateral pursuant to this Escrow Agreement, the Seller shall be considered the owner of the Collateral for the reporting of all income earned with respect to the Collateral for federal, state and local income tax purposes, and any losses on the Collateral shall be deemed to have been sustained or incurred by the Seller for such income tax purposes.

          3. PURPOSE OF THE COLLATERAL. The Collateral shall be held by the Escrow Agent hereunder to secure each of Hi-Rise and the Buyer in respect of any required payments to Hi-Rise and/or the Buyer (a) for any adjustment to the Purchase Price pursuant to Section 2(d) of the Asset Purchase Agreement or (b) pursuant to the Seller's indemnification obligations under Section 10.2 of the Asset Purchase Agreement.

          4. HOLDING OF THE COLLATERAL. The Escrow Agent is hereby authorized and directed to hold the Collateral in escrow, and to invest and reinvest the Collateral in its name, as Escrow Agent, subject to the provisions hereinafter set forth. The Escrow Agent may from time to time during the term hereof, at the direction of the Seller (a) deposit any Collateral (other than the Escrow Shares) in an interest bearing account (without any limitation or penalty for withdrawal) with a bank or trust company organized under the laws of the United States or any state of the United States and/or (b) invest any Collateral (other than the Escrow Shares) in any one or more of the following: (i) certificates of deposit of any bank or trust company organized under the laws of the United States or any state of the United States having a final maturity within 30 days of the date of purchase thereof, (ii) obligations of the United States government or any instrumentality thereof having a final maturity within 30 days of the date of purchase thereof, (iii) money market funds which invest only in obligations insured by the United States government or (iv) any other investments agreed upon in writing by Hi-Rise, the Buyer and the Seller. All expenses of investing the Collateral shall be paid out of the interest earned thereon. The Escrow Agent shall bear no responsibility for the selection of investments permitted hereunder.

          5. DISINVESTMENT OF THE COLLATERAL. If amounts shall be required for disbursement from the Escrow Funds out of the escrow account (the "Escrow Account") as provided in Section 6, the Escrow Agent shall, if required, cause any such investments to be sold or otherwise converted to cash.

          6. DISBURSEMENT OF THE COLLATERAL. Disbursements of the Collateral from the Escrow Account shall be made only as follows:

                   (a) In the event that Hi-Rise and/or the Buyer shall be entitled to a payment from the Seller in respect of (i) any adjustment to the Purchase Price pursuant to Section 2(d) of the Asset Purchase Agreement or (ii) the Seller's indemnification obligations under Section 10.2 of the Asset Purchase Agreement, the Escrow Agent shall disburse the amount of such payment to the Buyer in accordance with Section 6(c) below.

                   (b) For purposes of this Section 6, any payment to which Hi-Rise and/or the Buyer is entitled pursuant to Section 2(d) or Section 10.2 of the Asset Purchase Agreement is referred to in this Section 6 as a "Payment."

                   (c) If Hi-Rise and/or the Buyer shall request a Payment, the Escrow Agent shall on or as soon as practicable after the 20th day after receipt of a written request therefor (a "Payment Notice") from Hi-Rise and/or the Buyer delivered to the Escrow Agent and to the Seller, disburse the Payment from the Collateral to Hi-Rise and/or the Buyer, as applicable, unless the Escrow Agent shall have received a written objection to the disbursement of the Payment by written notice (an "Objection Notice") from the Seller to the Escrow Agent, Hi-Rise and the Buyer by the 19th day after Hi-Rise and/or the Buyer delivers the Payment Notice. If the Escrow Agent shall have received an Objection Notice within the time period permitted above, the Escrow Agent shall not disburse any Collateral held by it hereunder with respect to the Payment which is the subject of such Objection Notice until (i) final adjudication of the matter by arbitration to be conducted in Miami, Florida or (ii) the mutual agreement of Hi-Rise, the Buyer and the Seller. Notwithstanding any other provision contained herein, in the event of such a Payment Notice and/or Objection Notice, the provisions of this Escrow Agreement shall continue in full force and effect until the first to occur of the events described in the immediately preceding sentence. Subject to the foregoing sentence, unless Hi-Rise and/or the Buyer shall have delivered to the Escrow Agent and to the Seller a Payment Notice requesting a Payment pursuant to Section 6(a) hereof, the balance of the Collateral, if any, shall be disbursed on the fifth day following the eighteen
(18) month anniversary of the Closing Date by the Escrow Agent, less the amount of all Payment(s) with respect to which Hi-Rise and/or the Buyer shall have delivered Payment Notice(s).

                   (d) Any Payment to be made to Hi-Rise and/or the Buyer from the Collateral pursuant to this Section 6 shall be made first from the Escrow Funds to the extent thereof, and then from the Escrow Shares. Any Payment to Hi-Rise and/or the Buyer from the Escrow Shares shall be made by the delivery of certificates representing a number of Escrow Shares equal in value (as determined below) to such Payment, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers duly endorsed in blank. For purposes of this Section 6, the value of the Escrow Shares for purpose of a Payment shall be $3.9333 per share, regardless of the then current trading prices of the Common Stock.

                   (e) Upon the disbursement of the Collateral in full by the Escrow Agent in accordance with the provisions of this Section 6, this Escrow Agreement and the obligations of the Escrow Agent hereunder shall terminate.

          7. LIMITATIONS ON REVOCATION, TERMINATION OR MODIFICATION OF THIS AGREEMENT. This Escrow Agreement cannot be changed or terminated orally and may be changed only with the written consent of Hi-Rise, the Buyer, the Seller and the Escrow Agent, except that the consent of the Escrow Agent shall not be required unless it would be adversely affected by the change.

          8. AGREEMENTS WITH ESCROW AGENT. To induce the Escrow Agent to act hereunder, it is agreed by Hi-Rise, the Buyer and the Seller that:

                   (a) The Escrow Agent does not have and will not have any interest in the Collateral but is serving only as an escrow holder and has only possession thereof.

                   (b) The Escrow Agent makes no representation as to the validity, genuineness or collectibility of any Collateral held by or delivered to it.

                   (c) The Escrow Agent may act or refrain from acting in reliance upon any instrument or signature furnished to it hereunder and reasonably believed by it to be genuine and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized to do so.

                   (d) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice of such resignation to Hi-Rise, the Buyer and the Seller, specifying the date upon which such resignation shall take effect; provided, however, that such date shall be not less than 60 days from the date of such notice. Hi-Rise, the Buyer and the Seller shall also have the right, by mutual agreement, to terminate the appointment of the Escrow Agent hereunder by giving to it notice of such termination, specifying the date upon which such termination shall take effect and designating a successor Escrow Agent. In any such event, Hi-Rise, the Buyer and the Seller shall, by mutual agreement, reasonably approve and designate a successor Escrow Agent to such resigning or terminated Escrow Agent. Upon demand of a successor Escrow Agent, all property in the Escrow Account shall be turned over and delivered to such successor Escrow Agent who shall, thereupon, be bound by all of the provisions hereof.

                   (e) The Escrow Agent may act relative hereto upon advice of counsel selected by it in reference to any matter connected herewith, and shall not be liable to any of the parties hereto, or their respective heirs, successors and assigns, for any action taken on the advice of counsel or for any mistake of fact or error of judgment, or for any acts or omissions of any kind unless caused by its willful misconduct or gross negligence.

                   (f) The Escrow Agent shall hold the Collateral as a fiduciary and shall give the Collateral such degree of care as it gives other similar property held in a fiduciary capacity.

                   (g) This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent.

                   (h) In the event of any bona fide disagreement between any of the parties to this Escrow Agreement resulting in adverse claims or demands being made in connection with the subject matter of this Escrow Agreement, or in the event that the Escrow Agent should, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable for damages, interest, or in any other way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (i) the rights of all parties shall have been fully and finally adjudicated by a panel of arbitrators or by the mutual agreement of Hi-Rise, the Buyer and the Seller and (ii) the Escrow Agent shall have received appropriate evidence of the foregoing, including, at its election, an opinion of counsel that any such adjudication is final and unappealable or that any such agreement is binding upon all of the interested persons. In the alternative, the Escrow Agent may, but shall not be obligated to, file a suit in interpleader (the parties hereto consenting to the filing of such action in the appropriate state court in Dade County, Florida) for a declaratory judgment for the purpose of having the respective rights of the claimants adjudicated, and may deposit with such court the amount of the Collateral held by it in the Escrow Account, in which event Hi-Rise, the Buyer and the Seller agree to pay all costs, expenses and attorneys' fees incurred by the Escrow Agent in connection therewith, the amount thereof to be fixed and such judgment therefor to be rendered by the court in such suit.

                   (i) Each of Hi-Rise, the Buyer and the Seller hereby releases the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder, and each of Hi-Rise, the Buyer and the Seller agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred by the Escrow Agent, arising out of or in connection with its entering into this Escrow Agreement and carrying out its duties hereunder, other than from its own willful misconduct or gross negligence, including the costs and expenses of defending itself against any claim or liability in the premises.

                   (j) This Escrow Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto. The Escrow Agent shall not refer to, and shall not be bound by, the provisions of any other agreement with respect to the subject matter hereof.

                   (k) The parties acknowledge that Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. has acted and will continue to act as legal counsel to Hi-Rise and the Buyer in connection with the transactions contemplated by the Asset Purchase Agreement.

          9. COMPENSATION. No compensation shall be paid to the Escrow Agent for the services to be rendered by it hereunder. The Buyer, Hi-Rise and the Seller agree to reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including reasonable fees, expenses and disbursements involved in investing or reinvesting the Collateral) and jointly and severally agree to reimburse, indemnify and hold harmless the Escrow Agent from any amounts that the Escrow Agent is obligated to pay in the way of such disbursements and advances. The immediately preceding agreements contained in this Section 9 shall survive despite any termination of this Escrow Agreement or the resignation or removal of the Escrow Agent.

          10. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given on the date delivered, if delivered by hand against receipt, or one business day after being sent overnight mail or by a nationally recognized overnight courier, return receipt requested, or three days after mailing if sent by prepaid, registered United States mail, return receipt requested, and addressed as follows:

                  IF TO SELLER:

                  Wilkinson Company,
                  1444 West 10th Street
                  Suite 507
                  Cleveland, Ohio 44113
                  Attention:  Christian Kamm

                  with a copy to:

                  Wegman, Hessler, Vanderburg & O'Toole
                  6100 Rockside Woods Boulevard
                  Suite 315
                  Cleveland, Ohio 44131
                  Attention:  Lawrence S. Crowther, Esq.

                  IF TO HI-RISE OR BUYER:

                  c/o Hi-Rise Recycling Systems, Inc.
                  16255 N.W. 54th Avenue
                  Miami, Florida 33014
                  Attention: Chief Executive Officer

                  with a copy to:

                  Greenberg, Traurig, Hoffman,
                  Lipoff, Rosen & Quentel, P.A.
                  1221 Brickell Avenue
                  Miami, Florida 33131
                  Attention:  Gary M. Epstein, Esq.

                  IF TO THE ESCROW AGENT:

                  Greenberg, Traurig, Hoffman,
                  Lipoff, Rosen & Quentel, P.A.
                  1221 Brickell Avenue
                  Miami, Florida  33131
                  Attention:  Gary M. Epstein, Esq.

or to such other address as any party may from time to time designate by notice to the other parties, and any notice or other communication given hereunder shall be effective upon receipt.

          11. VOTING OF ESCROW SHARES; DIVIDENDS. The Seller shall be entitled to vote the Escrow Shares. Any distributions, additions or dividends declared upon the Escrow Shares shall be deposited in escrow with the Escrow Agent hereunder and disbursed as provided in Section 6 hereof.

          12.      MISCELLANEOUS.

                   (a) This Escrow Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to agreements made and to be entirely performed within such state.

                   (b) This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.

                   (c) The provisions contained in this Escrow Agreement shall be binding upon and shall inure to the benefit of each of Hi-Rise, the Buyer, Seller and the Escrow Agent, and their respective heirs, legal representatives, successors and assigns.

                   (d) The Buyer, Hi-Rise and the Seller will cooperate with the Escrow Agent and deliver to the Escrow Agent such additional information and documents as the Escrow Agent shall reasonably request in the performance of its obligations hereunder, including such documents as it shall reasonably request to evidence termination of this Escrow Agreement and to evidence its consent to the final delivery of the Collateral in accordance with the terms hereof.

                   (e) No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

                                      * * *

         IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the day and year first above written.

                                 HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation

                                 By:________________________________________
                                 Its:_______________________________________

                                 WC ACQUISITION CORP., an Ohio
                                 corporation

                                 By:________________________________________
                                 Its:_______________________________________

                                 WILKINSON COMPANY, INC., an Ohio
                                 corporation

                                 By:________________________________________
                                 Its:_______________________________________

                                 ESCROW AGENT:

                                 GREENBERG, TRAURIG, HOFFMAN,
                                 LIPOFF, ROSEN & QUENTEL, P.A.

                                 By:________________________________________
                                 Its:_______________________________________

                                                            EXHIBIT D


              [LETTERHEAD OF WEGMAN, HESSLER, VANDERBURG & O'TOOLE]


                                                     February 3, 1997

Hi-Rise Recycling Systems, Inc.
WC Acquisition Corp.
16255 N.W. 54th Avenue
Miami, Florida 33014

Attn: Chief Executive Officer

         RE: ASSET PURCHASE AGREEMENT BY AND AMONG HI-RISE RECYCLING SYSTEMS, INC., WC ACQUISITION CORP. AND WILKINSON COMPANY, INC.

Gentlemen:

         We have acted as legal counsel for EFCO, Inc., an Ohio corporation (the "Parent") in connection with the Asset Purchase Agreement, dated as of February 3, 1997 (sometimes referred to as the "Agreement"), among Wilkinson Company, Inc., an Ohio corporation (the "Seller"), Hi-Rise Recycling Systems, Inc., a Florida corporation ("Hi-Rise") and WC Acquisition Corp., an Ohio corporation ("WC", sometimes collectively referred to with Hi-Rise as "Buyer"). The Parent is the Sole Shareholder of the Seller. Unless otherwise provided herein, terms used herein that are defined in the Agreement and not defined herein shall have the meanings attributed thereto in the Agreement. This opinion letter is being furnished to you pursuant to Section 3.2(a)(v) of the Agreement. We have also acted as legal counsel for Seller in connection with the Agreement as set forth in a separate opinion of even date herewith.

         We have examined the originals, or copies certified to our satisfaction, of the following documents, instruments and agreements, in each case dated February 3, 1997, unless otherwise stated:

         1.        The Asset Purchase Agreement dated February 3, 1997;
         2.        The Noncompetition Agreement;
         3.        The Indemnification Agreement;

         The Noncompetition Agreement and the Indemnification Agreement are sometimes referred to herein collectively as the "Parent Purchase Documents".

         In addition to our review and examination of the Parent Purchase Documents, we have reviewed and examined the corporate minute books and stock transfer records of the Parent, and such other certificates of public officials, officers of the Parent, and other documents and

Hi-Rise Recycling Systems, Inc.
February 3, 1997
Page 2

questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

         In this examination, we have assumed (i) the genuineness of all signatures, except those of the officers of the Parent (ii) the legal capacity of all natural persons, and (iii) the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Except for obtaining a copy of a Certificate of Good Standing of the Seller from the Secretary of the State of Ohio, we have neither examined nor requested an examination of the indices or records of any court or governmental or other agency, authority, instrumentality or entity, nor have we made inquiry of any person or entity, except as expressly set forth in this opinion. In addition, except for obtaining certified copies of resolutions of the board of directors and sole shareholder of the Seller ("Certificates"), we have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of our examination did not include such verification, we assume no responsibility for the accuracy or completeness of any such information. In all instances where any opinion herein is qualified "to the best of our knowledge" or that "we have no knowledge," we have relied solely on the Certificates and the absence of any contrary knowledge by the attorneys of our firm who have given substantive attention to the transactions contemplated by the Parent Purchase Documents, and we have not made (nor do we acknowledge any duty to make) any independent or other investigation with respect thereto, although nothing has come to our attention that leads us to question the accuracy or completeness of such representations or Certificates.

         Subject to the foregoing and to any other limitation or qualification expressly set forth herein, we are of the opinion that:

         (a) The Parent is a corporation duly incorporated and organized and is validly existing and in good standing under the laws of the State of Ohio.

         (b) The Parent is duly qualified to carry on its business as it is currently being conducted in each jurisdiction where such qualification is required except for those jurisdictions in which the failure to be so qualified would not, taken in the aggregate, have a material adverse effect upon the financial condition, properties, or operations of the Parent.

         (c) The entering into, execution and delivery of, and the performance under, the Parent Purchase Documents by the Parent (1) have been duly authorized by all requisite corporate action, (2) will not violate (i) any provision of law, (ii) any provision of the Articles of Incorporation or code of regulations of Parent, (iii) to the best of our knowledge, any material written agreement or instrument to which Parent is a party or by which it or any of its assets

Hi-Rise Recycling Systems, Inc.
February 3, 1997
Page 3

are bound, (iv) to the best of our knowledge, any judgment, decree, or order of any court or of any federal, state, or other regulatory authority or other governmental body having jurisdiction over the Parent and (3) to the best of our knowledge, do not require the filing, registration with or consent, waiver, approval, license, or authorization of any public authority that has not been made or obtained.

         (d) The officers of the Parent executing and delivering the Parent Purchase Documents have been duly authorized to do so, and all Parent Purchase Documents are valid and binding obligations of Parent enforceable in accordance with their respective terms, except as the enforceability thereof (1) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws relating to or affecting the rights of creditors generally and (2) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         The foregoing opinions are subject to the following and further assumptions, exceptions, limitations, qualifications and exceptions:

         (a) Our opinions concerning the Parent Purchase Documents or any of the rights granted to Buyer or any other party (collectively the "Other Parties") pursuant to any of the Parent Purchase Documents are subject to and affected by
(i) bankruptcy, avoidance, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally including, without limitation, all statutory and other laws relating to fraudulent conveyances, and
(ii) general principles of equity (regardless of whether the enforceability of such rights is considered in a proceeding in equity or at law). Moreover, the exercise of the rights and remedies under the Parent Purchase Documents could be subject to limitation if: (I) enforcement of such rights and remedies by the Buyer and/or any of the Other Parties is not reasonably necessary for the protection of the Buyer and/or any of the Other Parties is not applicable, (II) the enforcement of the covenants, rights and remedies violates the obligation of the Buyer and/or any of the Other Parties to act in good faith, or (III) any default or defaults of the provisions of the Parent Purchase Documents are not material.

         (b) Certain of the remedial provisions in the Parent Purchase Documents may be limited or rendered unenforceable under the laws of the State of Ohio. In our opinion, however, subject to the other assumptions, exceptions, limitations and qualifications hereof, the unenforceability of such provisions does not render the Parent Purchase Documents invalid as a whole and the Buyer and/or any of the Other Parties may exercise remedies that would normally be available to creditors.

         (c) We express no opinion with respect to any provision in any of the Parent Purchase Documents purporting to allow the collection of attorneys' fees or other expenses of enforcement.

         (d) We express no opinion with respect to: (a) the power or authority of Buyer to enter the transaction contemplated by Parent Purchase Documents; or
(b) compliance by Buyer with any federal or state law, rule, regulation or restriction which is or was required to be complied with by Buyer (as opposed to compliance therewith by Parent) in order to enforce any rights of Buyer under any of the Parent Purchase Documents.

         (e) We have not been engaged to analyze any competitive factors involved in the transactions contemplated by the Parent Purchase Documents and, accordingly, we express no opinion as to any violations of law that might result from any competitive effect, actual or potential, of the transactions contemplated by the Parent Purchase Documents.

         (f) We express no opinion with respect to compliance and/or exemption from Federal Securities laws including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, or the Blue Sky laws of any state within the United States of America.

         The opinions herein expressed are limited to matters of Ohio and United States federal law. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

         The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to effect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

         This opinion is being issued and delivered to you, is intended solely for your use, in respect of the transactions contemplated by the Parent Purchase Documents and may not otherwise be filed publicly or otherwise disclosed or relied upon by any other person for any purpose without obtaining our prior written consent, except for any good faith disclosure made (a) to the certified public accountants of the Buyer, (b) in compliance with any legal process, order, or decree issued by any court or agency of government of competent jurisdiction, or (c) to any governmental agency with regulatory authority over the Buyer or its activities.

                                               Very truly yours,

                                               WEGMAN, HESSLER,
                                               VANDERBURG & O'TOOLE

              [LETTERHEAD OF WEGMAN, HESSLER, VANDERBURG & O'TOOLE]


                                                     February 3, 1997

Hi-Rise Recycling Systems, Inc.
WC Acquisition Corp.
16255 N.W. 54th Avenue
Miami, Florida 33014
Attn: Chief Executive Officer

          RE: ASSET PURCHASE AGREEMENT BY AND AMONG HI-RISE RECYCLING SYSTEMS, INC., WC ACQUISITION CORP. AND WILKINSON COMPANY, INC.

Gentlemen:

         We have acted as legal counsel for Wilkinson Company, Inc., an Ohio corporation (the "Seller") in connection with the Asset Purchase Agreement, dated as of February 3, 1997 (sometimes referred to as the "Agreement"), among the Seller, Hi-Rise Recycling Systems, Inc., a Florida corporation ("Hi-Rise") and WC Acquisition Corp., an Ohio corporation ("WC", sometimes collectively referred to with Hi-Rise as "Buyer"). Unless otherwise provided herein, terms used herein that are defined in the Agreement and not defined herein shall have the meanings attributed thereto in the Agreement. This opinion letter is being furnished to you pursuant to Section 3.2(a)(v) of the Agreement.

         We have examined the originals, or copies certified to our satisfaction, of the following documents, instruments and agreements, in each case dated February 3, 1997, unless otherwise stated:

         1.       The Asset Purchase Agreement dated February 3, 1997;
         2.       The Escrow Agreement;
         3.       The Lease Agreement;
         4.       Assignment and Assumption Agreement; and
         5.       The Noncompetition Agreement
         6.       The Bill of Sale
         7.       The Indemnification Agreement

         The Asset Purchase Agreement, the Escrow Agreement, the Lease Agreement, the Assignment and Assumption Agreement, the Noncompetition Agreement, the Bill of Sale and the Indemnification Agreement instruments as executed by the Seller and Buyer are sometimes referred to herein collectively as the "Asset Purchase Documents".

Hi-Rise Recycling Systems, Inc.
February 3, 1997
Page 2

         In addition to our review and examination of the Asset Purchase Documents, we have reviewed and examined the corporate minute books and stock transfer records of the Seller, and such other certificates of public officials, officers of the Seller, and other documents and questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter set forth.

         In this examination, we have assumed (i) the genuineness of all signatures, except those of the officers of the Seller (ii) the legal capacity of all natural persons, and (iii) the authenticity of all documents submitted to us as originals and the conformity to original documents of documents submitted to us as certified or photostatic copies.

         Except for obtaining a copy of a Certificate of Good Standing of the Seller from the Secretary of the State of Ohio, we have neither examined nor requested an examination of the indices or records of any court or governmental or other agency, authority, instrumentality or entity, nor have we made inquiry of any person or entity, except as expressly set forth in this opinion. In addition, except for obtaining certified copies of resolutions of the board of directors and sole shareholder of the Seller ("Certificates"), we have not independently verified or investigated the accuracy or completeness of any factual information and, because the scope of our examination did not include such verification, we assume no responsibility for the accuracy or completeness of any such information. In all instances where any opinion herein is qualified "to the best of our knowledge" or that "we have no knowledge," we have relied solely on the Certificates and the absence of any contrary knowledge by the attorneys of our firm who have given substantive attention to the transactions contemplated by the Asset Purchase Documents, and we have not made (nor do we acknowledge any duty to make) any independent or other investigation with respect thereto, although nothing has come to our attention that leads us to question the accuracy or completeness of such representations or Certificates.

         Subject to the foregoing and to any other limitation or qualification expressly set forth herein, we are of the opinion that:

         (a) The Seller is a corporation duly incorporated and organized and is validly existing and in good standing under the laws of the State of Ohio.

Hi-Rise Recycling Systems, Inc.
February 3, 1997
Page 3

         (b) The Seller is duly qualified to carry on its business as it is currently being conducted in each jurisdiction where such qualification is required except for those jurisdictions in which the failure to be so qualified would not, taken in the aggregate, have a material adverse effect upon the financial condition, properties, or operations of the Seller.

         (c) Seller has full corporate power and authority to own its properties and assets, to carry on their business as it is currently being conducted, and to enter into, execute, deliver, and perform under the Asset Purchase Documents.

         (d) The entering into, execution and delivery of, and the performance under, the Asset Purchase Documents by the Seller (1) have been duly authorized by all requisite corporate action, (2) will not violate (i) any provision of law, (ii) any provision of the Articles of Incorporation or code of regulations of Seller, (iii) to the best of our knowledge, any material written agreement or instrument to which Seller is a party or by which it or any of its assets are bound, (iv) to the best of our knowledge, any judgment, decree, or order of any court or of any federal, state, or other regulatory authority or other governmental body having jurisdiction over the Seller and (3) to the best of our knowledge, do not require the filing, registration with or consent, waiver, approval, license, or authorization of any public authority that has not been made or obtained.

         (e) The officers of the Seller executing and delivering the Asset Purchase Documents have been duly authorized to do so, and all Asset Purchase Documents are valid and binding obligations of Seller enforceable in accordance with their respective terms, except as the enforceability thereof (1) may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or similar laws relating to or affecting the rights of creditors generally and (2) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

         The foregoing opinions are subject to the following and further assumptions, exceptions, limitations, qualifications and exceptions:

         (a) Our opinions concerning the Asset Purchase Documents or any of the rights granted to Buyer or any other party (collectively the "Other Parties") pursuant to any of the Asset Purchase Documents are subject to and affected by
(i) bankruptcy, avoidance, insolvency, reorganization, moratorium and other laws affecting the rights and remedies of creditors generally including, without limitation, all statutory and other laws relating to fraudulent conveyances, and
(ii) general principles of equity (regardless of whether the

Hi-Rise Recycling Systems, Inc.
February 3, 1997
Page 4

enforceability of such rights is considered in a proceeding in equity or at law). Moreover, the exercise of the rights and remedies under the Asset Purchase Documents could be subject to limitation if: (I) enforcement of such rights and remedies by the Buyer and/or any of the Other Parties is not reasonably necessary for the protection of the Buyer and/or any of the Other Parties is not applicable, (II) the enforcement of the covenants, rights and remedies violates the obligation of the Buyer and/or any of the Other Parties to act in good faith, or (III) any default or defaults of the provisions of the Asset Purchase Documents are not material.

         (b) Certain of the remedial provisions in the Asset Purchase Documents may be limited or rendered unenforceable under the laws of the State of Ohio. In our opinion, however, subject to the other assumptions, exceptions, limitations and qualifications hereof, the unenforceability of such provisions does not render the Asset Purchase Documents invalid as a whole and the Buyer and/or any of the Other Parties may exercise remedies that would normally be available to creditors.

         (c) We express no opinion with respect to any provision in any of the Asset Purchase Documents purporting to allow the collection of attorneys' fees or other expenses of enforcement.

         (d) We express no opinion with respect to: (a) the power or authority of Buyer to enter the transaction contemplated by Asset Purchase Documents; or
(b) compliance by Buyer with any federal or state law, rule, regulation or restriction which is or was required to be complied with by Buyer (as opposed to compliance therewith by Seller) in order to enforce any rights of Buyer under any of the Asset Purchase Documents.

         (e) We have not been engaged to analyze any competitive factors involved in the transactions contemplated by the Asset Purchase Documents and, accordingly, we express no opinion as to any violations of law that might result from any competitive effect, actual or potential, of the transactions contemplated by the Asset Purchase Documents.

         (f) We express no opinion with respect to compliance and/or exemption from Federal Securities laws including the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, or the Blue Sky laws of any state within the United States of America.

         The opinions herein expressed are limited to matters of Ohio and United States federal law except for purposes of the opinions expressed in this letter with regard to the

Hi-Rise Recycling Systems, Inc.
February 3, 1997
Page 5

Escrow Agreement which is governed by the laws of the State of Florida, we have assumed, with your permission, that the relevant substantive laws of the State of Florida are substantially similar to the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction.

         The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to effect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

         This opinion is being issued and delivered to you, is intended solely for your use, in respect of the transactions contemplated by the Asset Purchase Documents and may not otherwise be filed publicly or otherwise disclosed or relied upon by any other person for any purpose without obtaining our prior written consent, except for any good faith disclosure made (a) to the certified public accountants of the Buyer, (b) in compliance with any legal process, order, or decree issued by any court or agency of government of competent jurisdiction, or (c) to any governmental agency with regulatory authority over the Buyer or its activities.

                                                       Very truly yours,

                                                       WEGMAN, HESSLER,
                                                       VANDERBURG & O'TOOLE

                                                                EXHIBIT E

                        [LETTERHEAD OF GREENBERG TRAURIG]




                                                         February 3, 1997

Wilkinson Company, Inc.
1530 Commerce Drive
Stow, Ohio  44224

         Re: Asset Purchase Agreement by and Among Hi-Rise Recycling Systems, Inc., WC ACQUISITION CORP. AND WILKINSON COMPANY, INC.

Gentlemen:

         We have acted as legal counsel for Hi-Rise Recycling Systems, Inc., a Florida corporation (the "Company), and its wholly-owned subsidiary, WC Acquisition Corp., an Ohio corporation, ("WC"), in connection with the Asset Purchase Agreement, dated as of February 3, 1997 (the "Agreement"), among the Company, WC, and Wilkinson Company, Inc., an Ohio corporation ("Wilkinson"). Unless otherwise provided herein, terms used herein that are defined in the

Wilkinson Company, Inc.
February 3, 1997
Page 2

Agreement and not defined herein shall have the meanings attributed thereto in the Agreement. This opinion letter is being furnished to you pursuant to Section 3.2(b)(iv) of the Agreement.

         A.       BASIS OF OPINION.

                  As the basis for the conclusions expressed in this opinion letter, we have examined, considered and relied upon the following:

                  1.       The Agreement.

                  2.       The Assignment and Assumption Agreement.

                  3.       The Escrow Agreement.

                  4.       The Lease.

                  5.       The Non-Competition Agreement.

                  6.       The Consulting Agreement.

                  7.       The Indemnification Agreement.

                  8. The Articles of Incorporation, Bylaws, corporate minute books and corporate stock certificate books of the Company and WC.

                  9. A Certificate, dated as of the date hereof, containing certain representations to our firm executed by the Chief Executive Officer of the Company.

                  10. A certificate or other evidence of good standing of each of the Company and WC issued as of a recent date by the Secretaries of State of the States of Florida and Ohio, respectively.

                  11. Such material agreements and other documents and such matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

         For the purposes of this opinion letter, the Agreement, the Assignment and Assumption Agreement, the Escrow Agreement, the Lease, the Non-Competition Agreement, the Consulting Agreement and the Indemnification Agreement are herein collectively referred to as the "Purchase Agreements" and the Purchase Agreements and the other documents and information referred to in this Section A are herein collectively referred to as the "Documents."

         B.       ASSUMPTIONS.

                  In rendering the opinions set forth in Section C below, we have assumed without investigation the genuineness of all signatures, except those of the Company and WC, and the

Wilkinson Company, Inc.
February 3, 1997
Page 3
________________

authenticity of all Documents submitted to us as originals, the conformity to authentic original Documents of all Documents submitted to us as copies and the veracity of all Documents.

                  As to questions of fact material to the opinions hereinafter expressed, we have, without independent investigation, relied upon the representations and warranties of the Company and WC made in the Documents. With respect to the opinions set forth in clause (d) of paragraph 3 of Section C below, we point out that we have made no inquiry or search of any records of any court, governmental agency, administrative body or other entity which may have jurisdiction over the Company or WC.

                  We have also assumed for the purposes of the opinions expressed herein that the Purchase Agreements are the valid and binding obligations of each of the parties thereto (other than the Company and WC).

         C.       OPINIONS.

                  Based solely upon our examination and consideration of the Documents, and in reliance thereon, and subject to the comments, assumptions, exceptions, qualifications and limitations set forth in Sections B and D hereof, we are of the opinion that:

                  1. Each of the Company and WC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and WC has the corporate power to own, manage, lease and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted. To our knowledge, each of the Company and WC is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on the Company or WC.

                  2. The execution of the Purchase Agreements and the performance of the transactions contemplated thereby have been duly and validly authorized and approved by all corporate action necessary on behalf of each of the Company and WC. Each of the Purchase Agreements constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Company and WC, enforceable in accordance with their respective terms.

                  3. Neither the execution and delivery by the Company or WC of the Purchase Agreements nor the consummation by the Company or WC of the transactions contemplated thereby nor compliance by the Company or WC with any of the provisions thereof violates or will violate or constitutes or will constitute a breach of, or a default under, (a) the articles of incorporation or bylaws of the Company or WC, (b) to the best of our knowledge, any provision of law, (c) to the best of our knowledge, any material agreement, indenture, lease or other instrument to which the Company or WC is a party or by which any of their respective properties is bound or (d) to the best of our knowledge, any judgment, decree or order of any court or of

Wilkinson Company, Inc.
February 3, 1997
Page 4
________________

any federal, state or other regulatory authority or other governmental body having jurisdiction over the Company or WC.

                  4. The Hi-Rise Shares have been duly and validly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid and non-assessable. Assuming that the representations and warranties made by the Company, WC and Wilkinson in the Agreement were true and correct when made and as of the date hereof, no registration under the Securities Act of 1933, as amended, is required in connection with the issuance of the Hi-Rise Shares to Wilkinson pursuant to the Agreement.

         D.       COMMENTS, ASSUMPTIONS, LIMITATIONS, QUALIFICATIONS AND
                  EXCEPTIONS.

                  The opinions expressed in Section C above are based upon and subject to, the further comments, assumptions, limitations, qualifications and exceptions set forth below:

                  1. As used herein, the phrases "to our knowledge," "to the best of our knowledge" or "known to us" refer only to the knowledge of attorneys within our firm who have given substantive attention to the Company and WC, after due inquiry of the matters that follow such statement and does not (i) include constructive notice of matters or information, or (ii) except for our conversations with certain Company employees and review of the Documents, imply that we have undertaken any independent investigation with any persons outside of our firm. Furthermore, such reference means only that we do not know of any fact or circumstance contradicting the statement that follows, and does not imply that we know the statement to be correct.

                  2. We are licensed to practice law only in the State of Florida and do not hold ourselves out to be experts on the laws of any jurisdiction other than the laws of the State of Florida, the General Business Corporation Law of the State of Delaware and the Federal securities laws of the United States of America. Accordingly, the opinions expressed herein are specifically limited to the laws of the State of Florida, the General Business Corporation Law of the State of Delaware, and the Federal securities laws of the United States of America. For purposes of the opinion expressed in paragraph 2 of Section C, we have assumed, with your permission, that the substantive laws of the State of Ohio are substantially similar to the laws of the State of Florida.

                  3. No opinion is expressed as to the enforceability of the obligations of the Company and WC under the Purchase Agreements to the extent that enforceability of the rights, obligations and agreements and remedies thereunder are subject to, affected or limited by: (i) rights of the United States of America under the Federal Tax Lien Act of 1966; (ii) applicable liquidation, conservatorship, bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar debtor relief laws from time to time in effect under state or Federal law; (iii) general principles of equity (whether considered in a proceeding in equity or at law); (iv) the exercise of the discretionary powers of any court or other authority before which may be brought any proceeding seeking equitable remedies, including, without limitation, specific performance

Wilkinson Company, Inc.
February 3, 1997
Page 5
________________

and injunctive relief; or (v) public policy or other applicable limitations on indemnification or contribution under the Federal securities laws.

                  4. Although we have acted as counsel to the Company in connection with certain other matters, our engagement is limited to certain matters about which we have been consulted. Consequently, there may exist matters of a legal nature involving the Company and WC in connection with which we have not been consulted and have not represented the Company and WC.

                  5. This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein.

                  6. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

                  7. This opinion letter has been issued solely for the benefit of Wilkinson and its counsel and no other person or entity shall be entitled to rely hereon without the express written consent of this firm. Without our prior written consent, this opinion letter may not be quoted in whole or in part or otherwise referred to in any document or report and may not be furnished to any person or entity.

                                          Respectfully submitted,

                                          GREENBERG, TRAURIG, HOFFMAN,
                                          LIPOFF, ROSEN & QUENTEL, P.A.

                                          By:
                                             ---------------------
                                             Fern S. Watts

                                                                       EXHIBIT F

                                      LEASE

         THIS LEASE, dated as of the _____ day of ____________, 1997, by and between WC ACQUISITION CORP., an Ohio corporation (herein called "Tenant") and WILKINSON COMPANY, INC., an Ohio corporation (herein called "Landlord").

                              W I T N E S S E T H:

         1. PREMISES. Landlord, in consideration of the rents to be paid and the covenants and agreements to be performed by the Tenant, hereby lets and Tenant hereby leases the following described portion of the real property more particularly described on Exhibit A attached hereto (the "Total Premises") with the buildings, improvements, and appurtenances therein and thereunto belonging located in the City of Stow, County of Summit, and the State of Ohio:

                  Being a designated area containing approximately 6,440 square feet of office space located on the second floor along the northwest corner of the facility located at 1530 Commerce Drive, Stow, Ohio, as outlined in red on the Exhibit B-1, attached hereto and made a part hereof, and 49,800 square feet of manufacturing and warehousing space located on the northeast corner of the facility as outlined in red on the attached Exhibit B-2, together with the right of ingress and egress to and from the facility (all of the above hereinafter referred to as "Leased Premises").

         2. PARKING. Landlord gives and grants unto the Tenant an area for parking designated in orange on the attached Exhibit B-2, the same to be used and enjoyed by the Tenant and the Tenant's employees, invitees and customers.

         3. AUTHORIZED USE. Tenant is hereby authorized to use the Leased Premises for general manufacturing, warehousing and office purposes only. Said Leased Premises shall be used for no other purposes and shall not be otherwise occupied except upon and with the written consent of Landlord first had, such consent not to be unreasonably withheld.

         4. TERM OF LEASE. The term of the Lease shall be for a period of three
(3) years, commencing __________, 1997, and ending _______________, 2000, provided, however, that Tenant may renew this Lease for an additional period of two (2) years commencing on _________________, 2000, and ending _____________,
2002, by giving Landlord written notice of Tenant's exercise of such option to renew not later than ____________________, 1999.

         5. RENT. Tenant agrees to pay as rent for the Leased Premises, in addition to any other sum herein provided to be paid, the amounts set forth below:

               PERIOD                                  RENT

_______________________, 1997 through  $13,058 per month prorated at the rate of
December 31, 1997:                     $435.27 per day for any partial month.

January 1, 1998 through December 31,   Rent per annum shall be an amount equal
1998 and each calendar year            to the sum of (i) $156,696 plus (ii) if
thereafter during the initial and any  greater than zero, the product of the
renewal term of the Lease.             multiplication of $156,696 by a fraction,
                                       the numerator of which shall be the Index in the Anniversary Month less the Base
                                       Index, and the denominator of which shall be the Base Index where the "Index" shall mean the revised Consumer Price Index All
                                       Items for All Urban Consumers (1982-84=
                                       100) for Cleveland, Ohio as compiled and published by the Bureau of Labor
                                       Statistics of the United States
                                       Department of Labor, the "Base Index"
                                       shall mean the Index in effect in the
                                       month of November 1996 and the
                                       "Anniversary Month" shall mean November
                                       of the calendar year just ended,
                                       provided, however, that the increase in
                                       rent for any calendar year shall not
                                       exceed five percent (5%) above the rent
                                       in effect during the immediately
                                       preceding calendar year.

Said rent shall be paid to Landlord, located at ______________, or such other place as may be designated in writing from time to time by Landlord. Rent shall be paid in equal installments on the first (1st) day of each calendar month.

         6. POSSESSION. This Lease has been entered into pursuant to the terms of that certain Asset Purchase Agreement dated as of February ______, 1997, by and among Landlord as Seller, Hi-Rise Recycling Systems, Inc., a Florida corporation and the parent corporation of Tenant, and Tenant, as Buyer, under the terms of which Tenant has purchased substantially all of Landlord's assets located on the Leased Premises. Accordingly, Tenant is in possession of the Leased Premises.

         7. MAINTENANCE AND REPAIR. Tenant shall make all such repairs as are required in order to maintain the Leased Premises in the condition in which the same existed at the date of this Lease, except that Tenant shall not be responsible or liable for repairs required by "structural damage" or damages resulting from water, sewer or gas lines, or equipment existing outside the interior walls of the Leased Premises. The term "structural damage" is defined as damage to supporting walls, columns, beams, foundations, and any roofs. Landlord shall be responsible for and shall make all repairs required by structural damage as expeditiously as possible. Landlord shall be responsible for and maintain the water, sewer and gas lines and electrical transformer outside the interior walls of the Leased Premises.

         8. OPERATION OF THE PREMISES AND INDEMNIFICATION. Tenant covenants to Landlord that it will operate its business at or in the vicinity of the Leased Premises in a safe and careful manner and in substantial conformance with all laws and regulations applicable to its business. Tenant agrees that all Tenant's parts, equipment, inventory, fixtures, leasehold improvements or other property located in, on or about the Leased Premises shall be at the sole responsibility, risk and cost of the Tenant during the term of this Lease and any renewal or extension thereof. In the event of loss, damage or injury to said property due to any cause whatsoever, except the willful act or omission or negligence of Landlord, its employees or agents, Landlord is expressly relieved of any claims, actions, damages, liability and expense therein.

         Tenant will defend, indemnify and save Landlord harmless from and against any and all claims, actions, damages, liability and expense in connection with loss, damage or injury to persons or property occurring in, on or about, or arising out of the use or occupancy of the Leased Premises, or the conduct or operation of Tenant's business, or occasioned wholly or in part by any negligent or unlawful act or omission of Tenant, Tenant's agents, contractors (including subcontractors), customers or employees. Landlord will defend, indemnify, and save Tenant harmless from and against any and all claims, actions, damages, liability and expense in connection with a loss, damage, or injury to persons or property occurring in, on or about, or arising out of the use or occupancy of the balance of the Total Premises or the conduct or operation of Landlord's or any other tenant's business, or occasioned wholly or in part by any negligent or unlawful act or omission of Landlord or such other tenant or their respective agents, contractors (including subcontractors) customers or employees.

         Nothing in this Article 8 shall be deemed to be a waiver or release of any claims or demands for personal injury, property damage, or otherwise against Landlord caused by the negligent or willful acts or omissions of the Landlord.

         9. IMPROVEMENTS. Tenant shall have the right to decorate, remodel, alter and improve the Leased Premises and shall have the right to remove any improvements made by Tenant, provided that any physical injury to the Leased Premises caused by such removal shall be repaired by Tenant. Tenant shall make no structural changes in the Leased Premises without Landlord's prior written consent, such consent not to be unreasonably withheld; the term "structural changes" to include, without limitation, changes in supporting walls, columns, beams, floors, sub-floors and any roofs.

         10. TRADE FIXTURES. All fixtures, machinery and equipment on the Leased Premises, and advertising signs, shall remain Tenant's property and, at Tenant's election, may be removed prior to termination of Tenant's occupancy, provided, however, that Tenant shall repair any physical damage to the Leased Premises occasioned by removal thereof.

         11. DAMAGE OR DESTRUCTION. If all or a portion of the Leased Premises are destroyed or so damaged by fire, casualty, act of God, or other cause as to be unfit for use and occupancy by Tenant, then the rent otherwise due for the period during which all or a portion of the Leased Premises are unfit for use or occupancy by Tenant shall be abated in the same proportion as the area of the Leased Premises unfit for use and occupancy by Tenant bears to the total area of the Leased Premises.

         Landlord shall make all repairs as expeditiously as possible. If such damage can reasonably be repaired within thirty (30) days of the date of the occurrence of such damage, Tenant shall not be allowed to terminate this Lease.

         If such repair cannot reasonably be completed within thirty (30) days, the Tenant shall have the right to terminate this Lease by written notice to the Landlord.

         12. CONDEMNATION. If during the term of this Lease, part of the Leased Premises shall be taken for public use in condemnation proceedings or other exercise of the right of eminent domain and if the balance of the Leased Premises, in the judgment of Tenant reasonably exercised, is not suitable for Tenant's business thereon, Tenant at its option may cancel and terminate this Lease by written notice to the Landlord. Should Tenant elect to continue the Lease, the monthly rental thereafter to be paid shall be reduced by an amount which bears the same ratio to the rent herein provided as the area taken bears to the total area of the Leased Premises prior to such taking. In the event all of the Leased Premises shall be taken for public use, this Lease and the rights and obligations of Tenant and Landlord hereunder shall terminate as of the date possession is taken by the condemning authority. All rentals shall be paid up to such date and Tenant shall have no claim against Landlord for the value of any unexpired term of this Lease. Tenant shall have the right to recover from the condemning authority the value of the leasehold improvements installed by Tenant.

         Should Tenant pursue any claim against the condemning authority for the value of the unexpired term of said Lease, then Tenant shall not be relieved of the responsibility for payment to Landlord of the entire amount remaining due for the balance of the term of said Lease.

         13. INSURANCE. Tenant agrees, at its expense, to carry and keep in force comprehensive public liability insurance in which the limits shall be not less than $500,000/$1,000,000 combined bodily injury and $500,000 property damage. Each policy of comprehensive public liability insurance shall contain a clause that the insurer will not cancel or materially change the insurance without first giving Landlord ten (10) days prior written notice and shall name Landlord as an additional insured. A certificate of insurance for each policy required by this section and evidence of workers' compensation coverage for Tenant's employees located on the Leased Premises shall be provided to the Landlord at the commencement of the Lease term, and upon each successive insurance renewal period.

         Tenant shall pay to the Landlord an "additional insurance charge" based on the additional cost of Property Damage Insurance to the Landlord attributable to the Tenant's use of the facility. Such additional insurance charge shall be computed, at the time of billing from the Landlord's insurance carrier, based on the required premium to be paid by the Landlord as compared to the premium that would have had to be paid if the Tenant were not leasing any portion of the Total Premises. Tenant, at its option, may obtain quotations from its insurance carrier for coverage comparable to that provided by Landlord's insurance carrier. Tenant's additional insurance charge is limited to the lesser of the comparable coverage quotations. However, selection of an acceptable insurance carrier remains at the sole discretion of the Landlord. Such additional insurance charge shall be paid promptly to the Landlord at the address at which rent is then paid.

         14. TAXES AND ASSESSMENTS. Landlord shall pay to the public officers charged with the collection thereof all real estate taxes and assessments which shall during the term hereby demised be laid, assessed, levied, or imposed upon, or become due and payable and a lien upon, the Leased Premises or any part thereof. Tenant shall pay to Landlord, within ten (10) days of written demand received from Landlord, that portion of any increase in real estate taxes and assessments as bears the same ratio to the full amount of any such increase in real estate taxes and assessments as the area of the Leased Premises bears to the area of the Total Premises.

         15. HVAC AND UTILITIES. Landlord shall provide heating and cooling to the Leased Premises. Tenant shall pay as and when due all utilities directly metered to the Leased Premises. Tenant shall pay a utility charge to Landlord for water and sewer usage during the term of this Lease on a monthly basis, payable on or before the first (1st) day of each and every month based upon the previous twelve (12) months actual water usage by the Total Premises and the prevailing rates. Tenant's utility charge shall bear the same relation to the total cost of water usage by the Total Premises as the area of the Leased Premises bears to the area of the Total Premises. The utility charge required by this paragraph shall be paid to the Landlord at the address at which rent is then paid.

         16. SIGNS. Tenant may place and maintain such legally permissible signs on the Leased Premises at it shall desire, and Tenant shall have the exclusive right to place and maintain such signs on the Leased Premises, except that during the sixty (60) days prior to the expiration of the term of this Lease, Landlord shall have the right to place upon the Leased Premises notices or signs "for rent" or "for sale" which shall not be removed, obliterated, or hidden by Tenant.

         17. ACCESS TO FACILITIES CONTROLLED BY LANDLORD. Landlord hereby grants to Tenant, for use of its employees and guests, the right to use the cafeteria, restrooms and medical supply room located along the easterly wall of Landlord's main building located at 1530 Commerce Drive.

         18. SECURITY DEPOSIT. A security deposit in the amount of one (1) month's rent shall be provided by the Tenant to the Landlord at the inception of this Lease. Such security deposit shall be returned promptly at the end of the term of this Lease, provided, however, that Tenant has returned the Leased Premises to the Landlord in accordance with the terms of this Lease.

         19. DEFAULT. If Tenant shall (a) fail to pay rent within ten (10) days after the same shall become due, (b) default in keeping or performing any covenants or conditions hereof where such default shall continue for thirty (30) days after written notice thereof from Landlord to Tenant, or (c) abandon or vacate the Leased Premises, then Landlord may cancel and terminate this Lease and enter upon and take possession of the Leased Premises. In the event any monthly payment required to be made herein shall be overdue for a period in excess of ten (10) days, Landlord shall be entitled to a late charge of .049% per day for each day in excess of ten (10) days until paid. If Landlord shall default in the performance of any covenant or agreement herein contained, and such default shall continue for thirty (30) days after Tenant shall give Landlord written notice thereof, then Tenant at its option may (a) cease paying rent for such time as such default shall continue, (b) pay any sums necessary to perform any obligation of Landlord hereunder with respect to which Landlord shall be in default, and deduct such sums from the rents thereafter to become due hereunder, or (c) cancel and terminate this Lease by giving to Landlord not less than five (5) days notice of such cancellation and termination, and upon the expiration of the time fixed in such notice, this Lease and the term hereof shall expire.

         20. SURRENDER AND HOLDOVER. Tenant agrees to surrender possession of the Leased Premises to Landlord at the end of the term. If after the expiration of the term of this Lease, Tenant shall remain in possession of the Leased Premises and continue to pay rent without a written agreement as to such possession Tenant shall be regarded as a tenant from month to month and the rent, taxes, insurance, assessments, and utility charges shall be payable at the rate and in the manner herein provided. Further, all the terms, provisions and covenants of this Lease not inconsistent with a month to month tenancy shall remain in full force and effect.

         21. LANDLORD RIGHT OF ENTRY. Landlord, during the term of this Lease, at reasonable times and during usual business hours with prior notice, may enter the Leased Premises to view them, and, except in case of renewal or extension, at any time within two (2) months next preceding the expiration of the then current term, may show the Leased Premises to others for the purpose of rental or sale.

         22. QUIET ENJOYMENT. If Tenant shall perform each and every covenant herein agreed to be performed by it, Tenant shall at all times during the Lease term have peaceable and quiet enjoyment and possession of the Leased Premises without any manner of hindrance from Landlord or any person lawfully claiming the Leased Premises and Landlord shall warrant and defend Tenant in the enjoyment and peaceable possession of the Leased Premises during said term and any extension or renewal thereof.

         23. ASSIGNMENT AND SUBLETTING.

                  (a) Landlord may assign this Lease to any person or entity acquiring title to the Total Premises. Tenant agrees to execute and deliver within ten (10) days of

Landlord's written request an Assignment and Assumption of Lease agreement in substantially the form attached hereto as Exhibit C in connection with any sale of the Total Premises by Landlord.

                  (b) Tenant may assign this Lease and sublet the Leased Premises, or any part thereof, at any time during the term hereof without the prior written consent of the Landlord, provided, however, that Tenant shall remain fully responsible to Landlord for the payment and performance of all of Tenant's obligations under the terms of the Lease unless Landlord shall consent in writing to such assignment and/or sublease. Landlord shall not unreasonably withhold its consent to any assignment or sublease proposed by Tenant.

         24. NOTICES. Any notice specified herein to be given to Landlord or to Tenant shall be made in writing and shall be binding on such party from the time when such notice shall have been deposited in the United States mail, postage prepaid for certified mail, addressed, if to Landlord to Wilkinson Company, Inc. at the address at which rent is then paid, and, if to Tenant, as follows:

                              WC Acquisition Corp.

                              --------------------

                              --------------------

         The place to which notices are to be mailed may be changed from time to time by either party by written notice given to the other party.

         25. ENTIRETY OF AGREEMENT. No obligation, agreement or understanding on the part of either party to be performed shall be implied from any of the terms and provision of this Lease, all obligations, agreements, and understandings being expressly set forth herein.

         26. SUCCESSORS AND ASSIGNS. This Lease and the covenants herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, if applicable.

         27. NO WAIVER. No waiver of any covenant, condition or breach of any covenant or condition of this Lease shall be taken to constitute a waiver of any subsequent breach of such covenant or condition nor to justify or authorize the non-observance of any other occasion of the same or of any other covenant or condition hereof, nor shall the acceptance of rent by the Landlord at any time when the Tenant is in default under any covenant or condition hereof be construed as a waiver of such default.

         28. MEMORANDUM OF LEASE. Landlord and Tenant agree that either party may prepare and shall, if requested, execute and deliver, a memorandum of this Lease, for recording in the records of Summit County, Ohio.

         IN WITNESS WHEREOF, the parties hereto have caused multiple counterparts of this Lease to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

Signed and acknowledged in                  WILKINSON COMPANY, INC.
the presence of:

________________________________________    By:_________________________________
Print Name:_____________________________    Its:________________________________

________________________________________
Print Name:_____________________________

Witnesses as to Wilkinson Company, Inc.

Signed and acknowledged in                  WC ACQUISITION CORP.
the presence of:

________________________________________    By:_________________________________
Print Name:_____________________________    Its:________________________________

________________________________________
Print Name:_____________________________

Witnesses as to WC Acquisition Corp.

                           CORPORATE GUARANTY OF LEASE

         The undersigned, Hi-Rise Recycling Systems, Inc., a Florida corporation, in consideration of the leasing of the Leased Premises described in the attached Lease to WC ACQUISITION CORP., an Ohio corporation, its wholly owned subsidiary, (the "Tenant"), does hereby absolutely, unconditionally and irrevocably guarantee to Landlord the full and complete performance of all of Tenant's covenants and obligations under such Lease and the full payment by Tenant of all rentals, additional rentals and other charges and amounts required to be paid thereunder.

         The undersigned does hereby waive all requirements of notice of the acceptance of this guaranty and all requirements of notice of breach or non-performance by Tenant. The undersigned further waives any demand by Landlord and/or prior action by Landlord of any nature whatsoever against Tenant. The undersigned's obligations hereunder shall remain fully binding although Landlord may have waived one or more defaults by tenant, extended the time of performance by Tenant, modified or amended the Lease, released, returned or misapplied other collateral given later as additional security (including other guarantees) and released Tenant from the performance of its obligations under such Lease.

         This guarantee shall be binding upon the undersigned and its respective successors, successors in interest, representatives and assigns and shall continue to effect subsequent to any assignment of the Lease by Landlord or Tenant or by operation of law.

         IN WITNESS to the above, the undersigned has signed this guaranty on ____________, 1997.

SIGNED AND ACKNOWLEDGED                      HI-RISE RECYCLING SYSTEMS, INC.
IN THE PRESENCE OF:

________________________________________     By:________________________________
Print Name:_____________________________     Its:_______________________________

________________________________________
Print Name:_____________________________

STATE OF OHIO                     )
                                  )  SS.
COUNTY OF _______                 )

         On this ____ day of _____________, 1997 before me, a Notary Public in and for said County and State, personally appeared _________________________, of Wilkinson Company, Inc. (Landlord) who executed the foregoing instrument as an officer on behalf of Wilkinson Company, Inc. under the Lease therein mentioned, and who acknowledged that the same is his free act and deed as such officer and the free act and deed of such corporation.

         IN WITNESS WHEREOF, I have hereunto subscribed by name and affixed my official seal on the day and year aforesaid.

                        (SEAL)
                                                ________________________________
                                                NOTARY PUBLIC

STATE OF _________                )
                                  )  SS.
COUNTY OF ________                )

         On this ______ day of ______________, 1997 before me, a Notary Public in and for said County and State, personally appeared ____________________, of WC Acquisition Corp. (Tenant), who executed the foregoing instrument as an officer of WC Acquisition Corp. under the Lease therein mentioned, and who acknowledged that the same is his free act and deed as such officer and the free act and deed of such corporation.

         IN WITNESS WHEREOF, I have hereunto subscribed by name and affixed my official seal on the day and year aforesaid.

                        (SEAL)
                                                ________________________________
                                                NOTARY PUBLIC

STATE OF _________                )
                                  )  SS.
COUNTY OF ________                )

         On this ________ day of ______________, 1997 before me, a Notary Public in and for said County and State, personally appeared ______________________, of Hi-Rise Recycling Systems, Inc., (Guarantor) who executed the foregoing instrument as an officer of Hi-Rise Recycling Systems, Inc. under the Guaranty therein mentioned, and who acknowledged that the same is his free act and deed as such officer and the free act and deed of such corporation.

         IN WITNESS WHEREOF, I have hereunto subscribed by name and affixed my official seal on the day and year aforesaid.

                        (SEAL)
                                                ________________________________
                                                NOTARY PUBLIC

This instrument was prepared by:

John E. Mellyn, Jr.
Hahn Loeser & Parks LLP
3300 BP America Building
200 Public Square
Cleveland, Ohio 44114-2301

                                                                       EXHIBIT G

                            NON-COMPETITION AGREEMENT

         THIS NON-COMPETITION AGREEMENT ("Agreement") is made and entered into as of the 3rd day of February, 1997, by and among HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation ("Hi-Rise"), WC ACQUISITION CORP., an Ohio corporation and a wholly-owned subsidiary of Hi-Rise (the "Buyer"), EFCO, INC., an Ohio corporation (the "Parent"), WILKINSON COMPANY, INC., an Ohio corporation and a wholly-owned subsidiary of the Parent (the "Seller"), and CHRISTIAN KAMM ("Kamm").

         WHEREAS, pursuant to the Asset Purchase Agreement dated as of February 3, 1997 (the "Asset Purchase Agreement") by and among Hi-Rise, the Buyer and the Seller, the Buyer has agreed, among other things, to purchase substantially all of the assets of the Seller; and

         WHEREAS, Hi-Rise and Buyer (collectively, the "Acquiring Companies") desire to assure that Parent, Seller and Kamm (collectively, the "Non-Competition Entities") will not engage in activities which would be competitive or harmful to the business to be conducted by the Buyer; and

         WHEREAS, it is a condition precedent to the Acquiring Companies' obligation to consummate the transactions contemplated by the Asset Purchase Agreement that the Non-Competition Entities execute and deliver this Agreement, and the execution and delivery hereof by the Non-Competition Entities are a material inducement to and constitute part of the consideration for the consummation by the Acquiring Companies of the transactions contemplated by the Asset Purchase Agreement.

         NOW, THEREFORE, in order to induce the Acquiring Companies to consummate the transactions contemplated by the Asset Purchase Agreement, the Non-Competition Entities hereby agree with the Acquiring Companies as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                  (a) "Affiliate" means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

                  (b) "Competing Business" means the sale, manufacture, distribution and installation of sheet metal fabrication products, including metal kick plates, corner guards, door edge protectors, lighted hand rails, bumper rail systems, conveyor systems, linen and rubbish chutes, multiple chute systems, recycling systems and accessories associated therewith and all activities in pursuing the foregoing.

                  (c) "Person" means any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, limited liability company, limited liability partnership, association, firm, company, trust, bank, trust company, governmental authority or other organization whether or not a legal entity.

                  (d) Any capitalized terms not otherwise defined herein shall have the meaning ascribed to same in the Asset Purchase Agreement.

         2. NON-COMPETITION. (a) During the five (5) year period commencing on the date hereof and ending February 3, 2002 (the "Restricted Period"), each of the Non-Competition Entities will not, jointly or severally, directly or indirectly, on its own behalf or on behalf of any Person:

                   (i) engage in, acquire an ownership interest in, or become a shareholder, officer, director, partner, creditor, trustee, consultant, independent contractor, agent or employee of any Person that is engaged in, or competes with, directly or indirectly, any business of the type and character as the Competing Business;

                   (ii) solicit any Person who is or has been a customer or prospective customer of the Seller, on its own behalf or on behalf of others as a shareholder, officer, director, partner, creditor, trustee, consultant, independent contractor, agent or employee, with regard to any Competing Business; and

                   (iii) attempt to employ or enter into any contractual arrangement with any current employee of the Acquiring Companies or former employee of Seller who left the employ of the Seller less than one (1) year prior to the date of this Agreement, without the prior written consent of the Acquiring Companies.

         (b) Notwithstanding the foregoing provisions of Section 2(a) hereof:

                  (i) Parent may continue to engage in and/or outsource the fabrication and sale of light gauge sheet metal utilized in connection with the manufacturing, installation and repair of furnaces;

                  (ii) Kamm may continue to be employed as a laborer to install chutes, provided that he does not engage in the solicitation of jobs or orders; and

                  (iii) the Non-Competition Entities may own an aggregate of up to five percent (5%) of the stock of a publicly traded company engaged in a Competing Business.

          3. REASONABLENESS OF RESTRICTIONS. In the event that any provision relating to the time period or any other restriction set forth in Section 2 hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period or limits of other restrictions that the court deems reasonable and enforceable, the time period or limits of other restrictions which the court finds to be reasonable and enforceable shall be deemed to become, and thereafter shall be, the maximum time period or limit of such other restriction.

          4. ACKNOWLEDGMENTS. In light of the contemporaneous sale of the Assets to Buyer pursuant to the Asset Purchase Agreement and the remuneration provided to the Seller pursuant thereto, each of the Non-Competition Entities hereby specifically acknowledges and agrees, with the advice of counsel, that the provisions of the covenants set forth in this Agreement, including the covenants in Section 2 against solicitation and competition (including the time and other limits) are reasonable and appropriate and that the Acquiring Companies will suffer irreparable injury as a result of the breach or violation of this Agreement by the Non-Competition Entities.

         5. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         6. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner so as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         7. WAIVER. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the party to be bound thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         8. SPECIFIC PERFORMANCE. The Acquiring Companies will be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provisions of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 2 of this Agreement and that the Acquiring Companies may in their sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement without the necessity of posting a bond and shall be entitled to such relief in order to enforce or prevent any violations of the provisions of this Agreement.

         9. NOTICES. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed to have been duly given, when delivered by hand, one day after being sent by overnight mail or overnight courier with confirmed delivery, or five (5) days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to any of the Non-Competition    c/o Christian Kamm
Entities:                           1444 West 10th Street
                                    Suite 507
                                    Cleveland, Ohio 44113

With a copy to:                     Wegman, Hessler, Vanderburg & O'Toole
                                    6100 Rockside Woods Boulevard
                                    Suite 315
                                    Cleveland, Ohio  44131
                                    Attention:  Lawrence S. Crowther, Esq.

If to either of the Acquiring       Hi-Rise Recycling Systems, Inc.
Companies:                          16255 N.W. 54th Avenue
                                    Miami, Florida  33014
                                    Attention:  Chief Executive Officer

With a copy to:                     Greenberg, Traurig, Hoffman,
                                    Lipoff, Rosen & Quentel, P.A.
                                    1221 Brickell Avenue
                                    Miami, Florida  33131
                                    Attention:  Fern S. Watts, Esq.

or to such other address as any party hereto may from time to time designate in writing delivered in a like manner.

         10. BINDING EFFECT. This Agreement shall be binding upon the Non-Competition Entities and their respective successors and assigns and shall be binding upon and inure to the benefit of the Acquiring Companies and their respective successors and assigns.

         11. AMENDMENT; ENTIRE AGREEMENT. This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter.

         12. GOVERNING LAW. This Agreement shall be governed by, construed, applied and enforced in accordance with the internal laws of the State of Ohio, without regard to the conflicts of laws principles thereof.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

                                 HI-RISE RECYCLING SYSTEMS, INC.,
                                     a Florida corporation

                                 By:____________________________________________
                                 Its:___________________________________________

                                 WC ACQUISITION CORP., an Ohio corporation

                                 By:____________________________________________
                                 Its:___________________________________________

                                 WILKINSON COMPANY, INC., an Ohio corporation

                                 By:____________________________________________
                                 Its:___________________________________________

                                 EFCO, INC., an Ohio corporation

                                 By:____________________________________________
                                 Its:___________________________________________

                                 _______________________________________________
                                 CHRISTIAN KAMM

                                                                       EXHIBIT H

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement") entered into as of this 3rd day of February, 1997 by and among HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation (the "Parent"), WC ACQUISITION CORP., an Ohio corporation and a wholly-owned subsidiary of the Parent (the "Buyer" and, together with the Parent, the "Acquiring Companies" ), and CHRISTIAN KAMM (the "Consultant").

                              W I T N E S S E T H:

                  WHEREAS, the Parent, the Buyer and Wilkinson Company, Inc., an Ohio corporation (the "Seller"), have entered into an Asset Purchase Agreement, dated as of February 3, 1997 (the "Asset Purchase Agreement"), pursuant to which, among other things, the Buyer has agreed to purchase substantially all of the assets of the Seller, on the terms and conditions set forth therein; and

                  WHEREAS, the Consultant has been the President and Chief Executive Officer of the Seller and has special skills and knowledge regarding the Seller's Business (as defined in the Asset Purchase Agreement); and

                  WHEREAS, the Acquiring Companies desire to retain the services of the Consultant and the Consultant desires to be retained by the Acquiring Companies, on the terms and conditions set forth herein; and

                  WHEREAS, it is a condition precedent to the Acquiring Companies' obligation to consummate the transactions contemplated by the Asset Purchase Agreement that the Consultant execute and deliver this Agreement, and the execution and delivery hereof by the Consultant are a material inducement to and constitute part of the consideration for the consummation by the Acquiring Companies of the transactions contemplated by the Asset Purchase Agreement.

                  NOW, THEREFORE, in order to induce the Acquiring Companies to consummate the transactions contemplated by the Asset Purchase Agreement, and for and in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Consultant hereby agrees with the Acquiring Companies as follows:

         1. ENGAGEMENT. The Acquiring Companies hereby engage the Consultant to perform consulting services for the Acquiring Companies, and the Consultant hereby agrees to perform such services for the Acquiring Companies, on the terms and for the period hereinafter specified. The Consultant agrees to perform such consulting services for the Acquiring Companies as the Acquiring Companies shall from time to time reasonably request on the terms and for the period hereunder specified, which services shall include without limitation assisting the Acquiring Companies in the orderly transition of the management and operation of Seller's Business to the Buyer. The Consultant further agrees to devote no less than an aggregate of thirty-five (35) business days during the first four (4) months of the Consulting Period to the performance of consulting services for the Acquiring Companies hereunder, provided that the Consultant shall not be obligated to devote more than two (2) business days each week to the performance of such services. During the remainder of the Consulting Period, the Consultant agrees to devote such of his business time and energies by telephone during normal business hours as the Acquiring Companies shall reasonably request to the performance of such services. Attached hereto as Exhibit A is a general timeframe with respect to the performance of consulting services by the Consultant hereunder.

         2. TERM OF ENGAGEMENT. The term of the Consultant's engagement hereunder (the "Consulting Period") shall commence February 3, 1997 and, unless sooner terminated in accordance with Section 4 hereof, shall terminate on February 3, 1998, unless further extended upon mutual agreement of the parties.

         3. REIMBURSEMENT FOR EXPENSES.

                  The Acquiring Companies shall reimburse the Consultant for all reasonable business expenses incurred or paid by him during the Consulting Period, or any renewal thereof, in the performance of his services under this Agreement, so long as Consultant furnishes to the Acquiring Companies appropriate documentation required by the Internal Revenue Code in connection with such expenses and, in the case of any expense in excess of $1,000, has obtained the prior written consent of the Acquiring Companies. The Consultant agrees to furnish such other related documentation and accounting back-up as the Acquiring Companies may from time to time reasonably request.

         4. TERMINATION. The Consulting Period or any renewal thereof shall be terminated upon the occurrence of any of the following events:

                  (a) DEATH. The Consulting Period or any renewal thereof shall automatically terminate without notice on the date on which the Consultant's death occurs.

                  (b) TERMINATION BY ACQUIRING COMPANIES. The Acquiring Companies may terminate the Consulting Period or any renewal thereof in their sole and absolute discretion at any time upon giving written notice to such effect to the Consultant.

                  (c) DISABILITY. The Consulting Period or any renewal thereof shall terminate on the date on which the Consultant becomes incapacitated by reason of sickness, accident or other physical or mental disability and shall be unable to perform his normal duties hereunder.

         5. INTELLECTUAL PROPERTY; CONFIDENTIALITY

                   (a) INTELLECTUAL PROPERTY. During the Consulting Period or any renewal thereof, the Consultant will disclose to the Acquiring Companies all ideas, inventions and business plans developed by the Consultant during such period which relate directly to the business of the Buyer, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. The Consultant agrees that such will be the property of the Acquiring Companies and that the Consultant will, at the Acquiring Companies' request and cost, do whatever is reasonably necessary to secure the rights thereto by patent, copyright or otherwise for the Acquiring Companies.

                  (b) CONFIDENTIALITY. During the Consulting Period and for a period of ten (10) years thereafter, the Consultant agrees that the Consultant will not divulge to anyone (other than the Acquiring Companies, or any persons employed or designated by the Acquiring Companies) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Acquiring Companies or any of their affiliates, including, without limitation, all types of trade secrets and processes used in the operation of their businesses (collectively, "Confidential Information"). The Consultant further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without the prior written consent of the Acquiring Companies. For purposes of this Agreement, Confidential Information shall not include information, other than proprietary information with respect to the Seller which shall constitute Confidential

Information, which (i) is or becomes generally available to the public other than as a result of a disclosure by the Consultant or his representatives, (ii) was available to the Consultant on a non-confidential basis prior to its disclosure to the Consultant by the Acquiring Companies, or (iii) becomes available to the Consultant on a non-confidential basis from a source other than the Acquiring Companies; provided, however, that such source is not bound by a confidentiality agreement with the Acquiring Companies.

         6. BREACH BY CONSULTANT. The parties hereto recognize that the services to be rendered under this Agreement by the Consultant are special, unique and extraordinary in character, and that in the event of the breach by the Consultant of any of the terms and conditions of this Agreement to be performed by the Consultant, the Acquiring Companies shall be entitled, if they so elect, to institute and prosecute proceedings in any court of competent jurisdiction in the State of Ohio, either at law or in equity, without the necessity of posting a bond or other security, to institute suit to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Consultant.

         7. WAIVER OF BREACH. The waiver by either of the Acquiring Companies or the Consultant of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either of the Acquiring Companies or the Consultant.

         8. ASSIGNMENT. This Agreement is a personal contract and the rights and interests of the Consultant herein may not be sold, transferred, assigned, pledged or hypothecated. This Agreement may not be sold, transferred, assigned, pledged or hypothecated by the Acquiring Companies without the prior written consent of the Consultant. The rights and obligations of the Acquiring Companies hereunder shall be binding upon and run in favor of the successors and assigns of the Acquiring Companies.

         9. GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of Ohio. It may not be changed orally, but only by an agreement in writing signed by all the parties. Paragraph headings are for convenience of reference only and shall not be considered a part of this Agreement.

         10. PRIOR AGREEMENTS. This Agreement supersedes and terminates any prior agreements between the Acquiring Companies and the Consultant relating to the subject matter herein addressed.

         11. NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person, or one business day after sent by overnight mail or overnight courier return receipt requested, or three days after depositing by registered or certified mail, postage prepaid,
(i) in the case of either of the Acquiring Companies, addressed as follows: c/o Hi-Rise Recycling Systems, Inc., 16255 N. W. 54thth Avenue, Miami, Florida 33014, Attention: Chief Executive Officer, or (ii) in the Consultant's case, addressed as follows: 1444 West 10th Street, Suite 507, Cleveland, Ohio 44113 or such other address as shall be furnished in writing by either party to the other.

         12. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                                      * * *

         IN WITNESS WHEREOF, the Acquiring Companies and the Consultant have executed this Agreement, on and as of the date and year first above written.

                                HI-RISE RECYCLING SYSTEMS, INC, A FLORIDA
                                CORPORATION

                                By:_____________________________________________
                                     Donald Engel
                                     Chief Executive Officer

                                WC ACQUISITION CORP., AN OHIO CORPORATION

                                By:_____________________________________________
                                     Donald Engel
                                     Chief Executive Officer

                                ________________________________________________
                                CHRISTIAN KAMM

                                                                       EXHIBIT I

                            INDEMNIFICATION AGREEMENT

         THIS INDEMNIFICATION AGREEMENT is entered into as of the 3rd day of February, 1997, by and among WILKINSON COMPANY, INC., an Ohio corporation (the "Seller"), EFCO, INC., an Ohio corporation and the sole shareholder of the Seller ("EFCO"), WC ACQUISITION CORP., an Ohio corporation (the "Buyer"), and HI-RISE RECYCLING SYSTEMS, INC., a Florida corporation and the sole shareholder of the Buyer (the "Parent"). (The Seller and EFCO are sometimes herein referred to collectively as the "Indemnifying Parties" and the Buyer and the Parent are sometimes herein referred to collectively as the "Indemnified Parties".)

                              W I T N E S S E T H:

         WHEREAS, the Seller, the Buyer and the Parent are parties to an Asset Purchase Agreement dated as of the date hereof (the "Asset Purchase Agreement"); and

         WHEREAS, in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, the Seller and the Buyer are entering into a lease dated the date hereof (the "Lease") pursuant to which the Buyer is leasing from the Seller certain space at which the Seller's principal offices are located at 1530 Commerce Drive, Stow, Ohio (the "Property"); and

         WHEREAS, it is a condition precedent to the obligation of the Indemnified Parties to consummate the transactions contemplated by the Asset Purchase Agreement that the Indemnifying Parties execute and deliver this Agreement, and the execution and delivery hereof by the Indemnifying Parties are a material inducement to the consummation by the Indemnified Parties of the transactions contemplated by the Asset Purchase Agreement and the Lease;

         NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived from this Agreement, the Asset Purchase Agreement and the Lease, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. INDEMNITY. Each of the Indemnifying Parties hereby agrees to indemnify, hold harmless and defend the Indemnified Parties and their respective directors, officers, employees, successors and assigns against any and all claims, losses, damages (including all foreseeable and unforeseeable consequential damages), liabilities, fines, penalties, charges, interest, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all costs and expenses (collectively, "Damages") incurred in connection therewith (including but not limited to reasonable attorneys' fees and expenses), directly or indirectly resulting in whole or in part from any Environmental Claims (as defined below) for actions, events, or conditions occurring or existing before the effective date of this Agreement. The Indemnified Parties shall give the Indemnifying Parties reasonable notice of any Environmental Claim and shall allow the Indemnifying Parties the opportunity to supervise any Cleanup (as defined below); provided, that the Indemnified Parties shall not lose their rights to indemnification hereunder unless their failure to give any such notice shall result in material damage or prejudice to the Indemnifying Parties. Notwithstanding any other provision of this Section 1, the aggregate amount of Damages for which the Indemnifying Parties shall be liable pursuant to this Section 1 shall not exceed $100,000, except for Damages with respect to actions, events or conditions involving PCBs (as defined below). These indemnification provisions shall survive for a period of four (4) years from and after the effective date of this Agreement.

         2. CLEANUP BY INDEMNIFYING PARTIES IN COMPLIANCE WITH ENVIRONMENTAL
LAWS.

         (a) The Indemnifying Parties agree to assess and remediate (or cause to be remediated) the Property or correct any and all Hazardous Conditions (as hereinafter defined) in compliance with all applicable Environmental Laws existing as of the date hereof (the "CLEANUP"), at their sole cost and expense. The Indemnifying Parties shall effect such assessment, remediation, or corrective action in a reasonably expeditious manner, but in no event no later than February 3, 1999, under the control and supervision of contractors reasonably approved by the Indemnified Parties. The Indemnifying Parties shall not cause or permit the Property or any activity conducted thereon in connection with such assessment, remediation, or corrective action to be in violation of any Environmental Laws, including but not limited to those governing soil and ground water conditions. The Indemnifying Parties shall pay for all costs incurred to operate, inspect, and maintain any remedial system required for the Cleanup of the Property, as modified and approved by all appropriate governmental entities, until the remediation of the Property is completed, the remediation equipment is removed, and the Property restored as described immediately below. The Cleanup of the Property shall be considered complete on the date that a Site Rehabilitation Completion Order (the SRCO) or No Further Action Letter (or their equivalent) is issued by the appropriate governmental entity and received by the Indemnifying Parties. Upon receipt of the SRCO or its equivalent, the Indemnifying Parties shall, at their sole cost and expense, remove all remedial equipment and remove and properly dispose of any soils, monitoring well waste water, and related remedial materials from the Property within thirty days of such receipt, without unreasonably interfering with the Indemnified Parties' use of the Property. The Indemnifying Parties shall pay all costs incurred in any restoration or rights associated with or necessitated by such removal. The provisions of this Section 2 shall survive from and after the effective date of this Agreement.

         (b) The Indemnifying Parties agree that the Indemnified Parties may engage their own environmental consultants to monitor the Cleanup. The Indemnifying Parties shall reasonably cooperate with, and provide reasonable access to the Property to, such environment consultants. Upon completion of the Cleanup, the Indemnifying Parties shall obtain a Phase II Environmental Report with respect to the Property and furnish a copy thereof to the Indemnifying Parties and such consultants.

         3. REIMBURSEMENT OF RENT. If the Cleanup unreasonably interferes with the Indemnified Parties' operations at the Property such that the Indemnified Parties are unable to conduct business at the Property solely as a result of the Cleanup, the Indemnifying Parties shall reimburse the Indemnified Parties for the rent paid by them for the Property during the period that the Indemnified Parties are unable to conduct business at the Property.

         4. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  a. "HAZARDOUS CONDITION" means any hazardous condition existing at the Property (including the air, surface or subsurface conditions of the Property), which would, under applicable Environmental Laws, require investigation, assessment or corrective action or which would pose a hazard to human health or the environment.

                  b. "HAZARDOUS MATERIALS" means, except as specifically exempted or permitted under applicable "Environmental Law" (as hereinafter defined), any hazardous or toxic substance, pollutant, contaminant or petroleum substance, as such terms are defined in or regulated by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. section 9601 et seq., and as expanded by other federal, state and local environmental laws, and shall include, without limitation, any petroleum products not regulated by CERCLA, any flammable explosives, radioactive materials, radon, any asbestos-containing materials, any polychlorinated biphenyls ("PCBS"), any paints, solvents, chemicals, metals, petroleum products or other substances with hazardous, carcinogenic or toxic characteristics or other pollutants under any applicable federal, state or local laws, ordinances, rules or regulations now or hereinafter in effect.

                  c. "ENVIRONMENTAL CLAIMS" means any enforcement, cleanup, removal, remedial or other governmental or regulatory actions threatened, instituted or completed against or with respect to the Property from time to time pursuant to any applicable Environmental Laws, and any material claims threatened or made by any non-governmental party against or with respect to the Property relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials or any violation of any applicable Environmental Laws.

                  d. "ENVIRONMENTAL LAWS" means any applicable present or future federal, state or local laws, ordinances, rules or regulations pertaining to Hazardous Materials, industrial hygiene, environmental conditions, or occupational safety and health requirements, including without limitation the following statutes and regulations, as amended from time to time:

                           i)       Federal Insecticide, Fungicide, and
                                    Rodenticide Act, 7 U.S.C. sections 135 ET
                                    SEQ.;

                           ii)      Toxic Substance Control Act, 15 U.S.C.
                                    section 2601 ET SEQ.;

                           iii) Occupational Safety and Health Act, 29 U.S.C. section 651 ET SEQ. as such Act relates to environmental matters;

                           iv) Federal Clean Water Act, 33 U.S.C. section 1151 ET SEQ.;

                           v) Federal Water Pollution Control Act, 33 U.S.C. section 1251;

                           vi) Safe Drinking Water Act, 42 U.S.C. section 30 ET SEQ.;

                           vii)     National Environmental Policy Act, 42 U.S.C.
                                    section 1857 ET SEQ.;

                           viii) Resource Conservation and Recovery Act, 42 U.S.C. section 6901 ET SEQ.;

                           ix) Federal Clean Air Act, 42 U.S.C. section 7401 ET SEQ.;

                           x) Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "SUPERFUND"), 42 U.S.C. section 9601 ET SEQ.;

                           xi) Hazardous Materials Transportation Act, 49 U.S.C. sections 1801 ET SEQ.;

                           xii) Regulations of the Environmental Protection Agency, 33 C.F.R. and 40 C.F.R.; and

                           xiii) Chapters 3734 and 6111 of the Ohio Revised Code and rules related thereto.

                  e. A "RELEASE" of Hazardous Materials includes disposal, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, and the like, into or upon any land or water or air, or otherwise entering into the environment.

         5. AMENDMENT; WAIVER. This Agreement may not be amended or modified in any respect, except by the mutual written agreement of the parties hereto. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the party to be bound thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         6. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

         7. BINDING EFFECT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, that the Indemnifying Parties may not assign this Agreement.

         8. APPLICABLE LAW. This Agreement shall be governed by, and shall be construed, interpreted and enforced in accordance with, the internal laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties hereto have set their hands as of the day and year first above written.

                                        WILKINSON COMPANY, INC.

                                        By:_____________________________________

                                        EFCO, INC.

                                        By:_____________________________________

                                        WC ACQUISITION CORP.

                                        By:_____________________________________

                                        HI-RISE RECYCLING SYSTEMS, INC.

                                        By:_____________________________________